                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement ("Agreement") is made and entered into as of the 22nd day of September, 1999, by and among Stanford Telecommunications, Inc., a Delaware corporation ("Seller"), and ITT Industries, Inc., an Indiana corporation ("Purchaser").


                                   RECITALS

          A. Seller is in the business through unincorporated divisions of designing, manufacturing and marketing advanced digital communications products and systems to establish or enhance communications via satellites, terrestrial wireless and cable, certain of which operations are conducted through its Satcom Ground Systems division, its Communications Systems Integration division, its Applied Technology Operation division, and its Advanced Communications Systems division. Such divisions are referred to herein as the "Government Base Business."

          B. Purchaser is willing to purchase and succeed in interest in and to, and Seller is willing to sell, assign and transfer the rights, property and other assets of Seller pertaining to the Government Base Business (the "Asset Sale"), on the terms and subject to the conditions set forth in this Agreement, including, where required by law, recognition and agreement by the United States of America (the "Government").

          NOW, THEREFORE, in consideration of the mutual covenants and subject to the terms and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                  ARTICLE I.

                          PURCHASE AND SALE OF ASSETS

     1.1  Description of Assets to be Acquired. On the terms and subject to the
          ------------------------------------
conditions contained in this Agreement, at the Closing (as defined in Section 6.1), Seller shall, subject, where required by law, to recognition and agreement by the Government, sell, assign and transfer to Purchaser, and Purchaser shall, subject, where required by law, to recognition and agreement by the Government, purchase from Seller and succeed to, all of the rights (contractual and otherwise), interests, property and other assets of Seller of every kind and wherever located, which relate to and are used in the operation and performance of the Government Base Business, excluding the Excluded Assets (as defined in Section 1.2) (all such rights, property, and assets other than the Excluded Assets are referred to herein as the "Acquired Assets"), and including without limitation the following:

          (a)  Inventories. All of Seller's and its subsidiaries' owned
               -----------
inventories of goods, supplies, and packaging materials, including raw materials, work-in-process and finished goods to be sold by or used in the Government Base Business (collectively, the "GBB Inventories"), as of the Closing; Schedule 1.1(a) sets forth Seller's good faith listing of the GBB
         ---------------
Inventories as of March 31, 1999;

          (b)  Equipment. All machinery, appliances, fixtures, equipment and all
               ---------
other tangible personal property of every kind and description that are owned or leased by Seller or any of its subsidiaries as of the Closing Date and are used in the conduct of the Government Base Business (collectively, the "GBB Equipment"); Schedule 1.1(b) sets forth Seller's good faith listing of the GBB
             ---------------
Equipment as of March 31, 1999;

          (c)  Contracts; Intangibles. All of Seller's and its subsidiaries'
               ----------------------
right, title and interest in, to or under (i) each contract, subcontract, agreement or commitment relating to the Government Base Business and identified on Schedule 1.1(c)(i) (the "GBB Contracts"), and (ii) the following other
   ------------------
intangibles used in connection with the Government Base Business (collectively, the "GBB Intangibles"): (A) the patents identified on Schedule 1.1(c)(ii) (the
                                                      -------------------
"GBB Patents"), (B) the copyright registrations, mask work registrations, trademark and service mark registrations, applications for any of the foregoing, and, whether or not registered, all designs, copyrights, mask works, trademarks, service marks, trade dress, trade names, trade secrets (as defined in the Uniform Trade Secrets Act), computer programs, confidential information and know-how (collectively with patents, "Intellectual Property") which is necessary to or currently used in the conduct of the Government Base Business or is necessary or intended by Seller to be used to accomplish the business plans of the Government Base Business that were presented to Purchaser by Seller, which plans are set forth in the confidential Management Presentation and Confidential Descriptive Memorandum, both of which documents are attached hereto as
Exhibit 1.1 (the "GBB Plans"); (C) the trade name "Stanford Telecommunications",
-----------
the trademarks and service marks "Stanford Telecom" and "STEL" and the registered trademarks and service mark identified on Schedule 1.1(c)(iii) (the
                                                     --------------------
items listed in (A), (B) and (C) of this Section 1.1(c) collectively, the "GBB Intellectual Property"); (D) all Government Base Business contract and similar rights under purchase orders or sales orders, rights to discounts, licenses of rights in or under any GBB Intellectual Property and licenses or rights granted to Seller or any of its subsidiaries in or under any Intellectual Property owned by a third party which Intellectual Property is necessary to or currently used in the conduct of the Government Base Business or is necessary or intended by Seller to be used to accomplish the GBB Plans; (E) all goodwill of and relating to the Government Base Business; and (F) all of Seller's customer lists and supply, importation and distribution broker, sales representation and agent lists and other data relating to the Government Base Business. Notwithstanding the foregoing, GBB Intangibles and GBB Intellectual Property shall not include any patents other than the GBB Patents or any Intellectual Property that was purchased, developed or licensed to Seller or its subsidiaries specifically for Seller's Wireless Broadband Products, Telecom Component Products or Satellite Personal Communication divisions.

          (d)  Real Property Rights. Seller's leasehold interests in the real
               --------------------
property identified on Schedule 1.1(d), improvements, fixtures, and fittings
                       ---------------
thereon, and easements, rights-of-way, and other appurtenants thereto ("GBB Real Property");

          (e)  Books and Records. All books, papers, and records in Seller's
               -----------------
care, custody, or control relating to any or all of the Acquired Assets or the Government Base Business or the operation of either of them, including without limitation sales records,

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maintenance records and logs, purchase agreements, warranties and operating manuals with respect to any and all of the GBB Equipment;

          (f)  Permits and Licenses. Each permit, license, consent, right,
               --------------------
exemption, concession, authorization, certificate, order, franchise, determination, or approval of any federal, state, or municipal government (whether domestic or foreign), or any political subdivision thereof, or any governmental or quasi-governmental, judicial, public or statutory authority, department, commission, board, bureau, agency, instrumentality or entity used in or required for the ownership or operation of the Government Base Business (collectively, "Governmental Approvals"), to the extent that such Governmental Approvals are transferable by Seller;

          (g)  Cash and Cash Equivalents. All cash and cash equivalents
               -------------------------
generated by the Government Base Business, and not used by the Manufacturing and Quality Assurance division of Seller, since April 1, 1999, determined as of a date not more than 30 days prior to the Closing Date (as defined in Section 6.1), as determined by Seller (the "Closing Cash"). Seller shall advise Purchaser as to the amount of the Closing Cash not fewer than 3 days prior to the Closing Date;

          (h)  Accounts Receivable. All accounts receivable of Seller or any of
               -------------------
its subsidiaries outstanding as of the Closing Date and arising out of or relating to the Government Base Business, subject to disapproved costs on government contracts;

          (i)  Unbilled Receivables. All unbilled receivables of Seller or any
               --------------------
of its subsidiaries outstanding as of the Closing Date and arising out of or relating to the Government Base Business, subject to disapproved costs on government contracts; and

          (j)  Prepaid Expenses. All prepaid expenses allocated to the
               ----------------
Government Base Business as of the Closing Date.

     1.2  Excluded Assets. Notwithstanding the provisions of Section 1.1 hereof,
          ---------------
the Acquired Assets to be transferred to Purchaser pursuant to this Agreement shall not include the following (collectively, the "Excluded Assets"):

          (a)  Excluded Cash. Any cash or cash equivalents other than the
               -------------
Closing Cash;

          (b)  Insurance Policies. Any insurance policies or other coverage,
               ------------------
irrespective of whether such policies or other coverage includes coverage of the Government Base Business, any Acquired Assets or an employees of the Government Base Business, other than those insurance policies that apply solely to the Government Base Business;

          (c)  Shared Systems. Any computer, accounting, administrative,
               --------------
telephone or other communications systems used by Seller (collectively, "Shared Systems"), or assets relating to the maintenance, operation or support of any Shared Systems, irrespective of whether such systems are physically located, in whole or in part, on any GBB Real Property; provided, however, that Seller shall allow Purchaser to use certain Shared Systems and shall provide certain transition support as set forth in the Transition Services Agreement (as defined in Section 5.9); or

          (d)  Systems Contracts. Any contracts or agreements relating to any
               -----------------
Shared Systems, except as set forth in the Transition Services Agreement.

                                  ARTICLE II.

                                  LIABILITIES

     2.1  Liabilities and Obligations to be Assumed. Concurrently with its
          -----------------------------------------
purchase of the Acquired Assets, Purchaser shall assume and honor all of the liabilities and obligations of the Government Base Business, (a) under the GBB Contracts, including without limitation warranty agreements or warranty provisions of GBB Contracts, and under the leases and subleases relating to GBB Real Property, which liabilities and obligations arise or are to be performed or discharged after the Closing Date, (b) included in the liabilities set forth in the March 31, 1999 Balance Sheet Data (as defined in Section 4.1), and (c) that arise or arose in the ordinary course of business after March 31, 1999 (collectively, the "Assumed Liabilities").

     2.2  Excluded Liabilities. Notwithstanding the provisions of Section 2.1
          --------------------
hereof, the Assumed Liabilities to be assumed by Purchaser pursuant to this Agreement shall not include the following (collectively, the "Excluded Liabilities"):

          (a) Seller's Tax liabilities attributable to taxable periods ending on or before the Closing Date;

          (b) any and all liabilities and obligations which are the responsibility of Seller pursuant to Section 5.7, including but not limited to severance obligations relating to GBB Employees (as defined in Section 5.7) who are offered employment with Purchaser pursuant to Section 5.7 and refuse such employment;

          (c)  any and all liabilities and obligations disclosed on
Schedule 4.1(g) of the Seller Disclosure Statement; and
---------------

          (d) any and all liabilities and obligations associated with the vesting or payment of any options to purchase common stock of Seller held by any GBB Employee.

                                 ARTICLE III.

                                PURCHASE PRICE

     3.1  Amount. Upon the terms and subject to the conditions contained in this
          ------
Agreement, in consideration for the Acquired Assets and in addition to the assumption of the Assumed Liabilities, Purchaser will pay to Seller a purchase price equal to One Hundred Ninety One Million dollars (US$191,000,000.00) (the "Base Purchase Price"), subject to adjustment as set forth in Section 3.3 (the "Purchase Price").

     3.2  Closing Payment. At the Closing, Purchaser shall pay to Seller by wire
          ---------------
transfer to an account designated in writing by Seller at least two business days prior to the Closing Date the amount determined in accordance with paragraph (c) of Section 3.3 (the "Closing Payment").

     3.3  Adjustment to Purchase Price.
          ----------------------------

          (a)  Adjusted Net Worth. The term "Adjusted Net Worth" shall mean the
               ------------------
book value as of the close of business on the Closing Date of the Acquired Assets, including without limitation the Closing Cash, less the Assumed Liabilities. For purposes of calculating Adjusted Net Worth, the book value of the Acquired Assets and Assumed Liabilities shall be derived from financial statements of Seller prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent with past practice (with the exception of any disclosure to be contained in footnotes). Adjusted Net Worth shall be calculated as follows:

               (i) As soon as practicable after the Closing Date, Purchaser shall deliver to Seller an audited adjusted balance sheet (the "Closing Balance Sheet") which shall be presented in a three-column format and shall present:

                       (A) in column 1, a balance sheet of the assets and liabilities of the Government Base Business as of the Closing Date;

                       (B) in column 2, the assets in column 1 which are not Acquired Assets and the liabilities in column 1 which are not Assumed Liabilities; and

                       (C)  in column 3, the Adjusted Net Worth.

               (ii) The Closing Balance Sheet shall be accompanied by an unqualified opinion of Purchaser's accountant that columns 1 and 3 of the Closing Balance Sheet present fairly in all material respects the assets and liabilities of the Government Base Business and the Adjusted Net Worth, respectively, as of the Closing Date in conformity with GAAP applied on a basis consistent with Seller's past practice. Seller shall cooperate fully with Purchaser and Purchaser's accountants in the preparation and audit of the Closing Balance Sheet. Further, during such period, employees of Seller and its accountants shall be entitled to access to Purchaser's accountants' work papers prepared in connection with the Closing Balance Sheet and shall be entitled to review and discuss such work papers with Purchaser's accountants.

               (iii) Purchaser and Seller, in consultation with their respective outside accountants, have reviewed the March 1999 Balance Sheet Data (as defined in Section 4.1), including without limitation the unbilled receivables which are reflected in the March 1999 Balance Sheet Data net of reserves for potential rate adjustments in respect of indirect costs charged to Government Contracts (as defined in Section 4.1) in fiscal years subsequent to fiscal year 1995 ("Rate Reserves"). Based upon such review and consultations, Purchaser and Seller agree that the Rate Reserves were adequate as of March 31, 1999 and that the Rate Reserves on the Closing Balance Sheet shall be calculated in a manner consistent with the calculation of the Rate Reserves reflected in the March 1999 Balance Sheet Data.

               (iv) Seller may dispute the Adjusted Net Worth as shown on the Closing Balance Sheet by notifying Purchaser in writing within 30 days after receipt of the Closing Balance Sheet. If Seller does not so notify Purchaser within such period, the Adjusted Net Worth as shown on the Closing Balance Sheet shall be final, binding and conclusive on the parties. If Seller does so notify Purchaser, Purchaser and Seller shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties.

               (v) If Purchaser and Seller are unable to reach a resolution with respect to all of the items specified in the notice referred to in subparagraph (iii) above within 20 days after the date of receipt by Purchaser of such notice, then either party may submit the items remaining in dispute for resolution to PricewaterhouseCoopers LLP or to such other accounting firm of national recognition mutually acceptable to Purchaser and Seller (the "Independent Accounting Firm"), which shall, within 20 days after such submission or such longer period as the Independent Accounting Firm may require, determine and report to Seller and Purchaser upon such remaining disputed items, and such determination shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall be borne half by Purchaser and half by Seller.

          (b)  Adjustment Price. The term "Adjustment Price" shall mean the Base
               ----------------
Purchase Price (i) minus the amount by which Forty Million Two Hundred Thousand dollars ($40,200,000.00) (the "Base Net Worth") exceeds the Adjusted Net Worth, or (ii) plus the amount by which the Adjusted Net Worth exceeds the Base Net Worth, as applicable.

          (c)  Estimated Closing Balance Sheet; Closing Payment.
               ------------------------------------------------

               (i) At least five business days prior to the Closing Date, Seller shall deliver to Purchaser an estimate of the Closing Balance Sheet (the "Estimated Closing Balance Sheet"), which shall be prepared by Seller in accordance with GAAP and in a manner consistent with past practice, including without limitation the March 1999 Balance Sheet Data (as defined in Section 4.1).

               (ii) Seller shall make such adjustments to the Estimated Closing Balance Sheet as Purchaser and Seller shall agree. If Seller and Purchaser, in consultation with their respective outside accountants, cannot agree upon adjustments to the Estimated Closing Balance Sheet and if such failure to agree results in Purchaser's estimate of Adjusted Net Worth

("Purchaser's Estimate") being lower than the estimated Adjusted Net Worth shown on the Estimated Closing Balance Sheet ("Seller's Estimate") by $500,000 or less, then the estimated Adjusted Net Worth for purposes of determining the Closing Payment shall be the mean of Purchaser's Estimate and Seller's Estimate. If Seller and Purchaser, in consultation with their respective outside accountants, cannot agree upon adjustments to the Estimated Closing Balance Sheet and if such failure to agree results in Purchaser's Estimate being lower than Seller's Estimate by more than $500,000, then the estimated Adjusted Net Worth for purposes of determining the Closing Payment shall be Seller's Estimate minus $250,000. Seller's Estimate and Purchaser's Estimate each shall be made in good faith by Seller and Purchaser, respectively, and shall be made consistently with the accounting principles and practices applicable to the Closing Balance Sheet.

               (iii) If the estimated Adjusted Net Worth, as shown on the Estimated Closing Balance Sheet, is (i) less than the Base Net Worth, then the Closing Payment shall be equal to the Base Purchase Price minus the amount by which the Base Net Worth exceeds the estimated Adjusted Net Worth, or (ii) greater than the Base Net Worth, then the Closing Payment shall be equal to the Base Purchase Price plus the amount by which the estimated Adjusted Net Worth exceeds the Base Net Worth.

          (d)  Determination of Purchase Price. The Purchase Price shall be
               -------------------------------
equal to the amount of the Closing Payment unless, following final determination of the Adjusted Net Worth in accordance with paragraph (a) of this Section 3.3, one of the following is applicable:

               (i) If the amount of the Closing Payment exceeds the Adjustment Price by more than One Million dollars ($1,000,000.00), then the Adjustment Price shall be the Purchase Price. In such event, within 20 days following determination of the Adjusted Net Worth, Seller shall pay to Purchaser the amount by which the Closing Payment exceeded the Purchase Price. Seller also shall pay to Purchaser interest on such amount for the period from the Closing Date to the date of payment at the annual rate announced from time to time by Citibank, N.A., New York, New York as the base rate charged by it for loans to prime commercial customers (the "Citibank Prime Rate"). Such payments shall be made by wire transfer in immediately available funds.

               (ii) If the Adjustment Price exceeds the amount of the Closing Payment by more than One Million dollars ($1,000,000.00), then the Adjustment Price shall be the Purchase Price. In such event, within 20 days following determination of the Adjusted Net Worth, Purchaser shall pay to Seller the amount by which the Purchase Price exceeds the Closing Payment. Purchaser also shall pay to Seller interest on such amount for the period from the Closing Date to the date of payment at the Citibank Prime Rate. Such payments shall be made by wire transfer in immediately available funds.

     3.4  Allocation of Purchase Price. Purchaser and Seller shall agree upon an
          ----------------------------
allocation of the Purchase Price among the Acquired Assets and Assumed Liabilities, in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall use the

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agreed-upon allocation in reporting the transactions contemplated by this
Agreement for all federal, state and local tax purposes.

     3.5  Sales Tax. Any sales, purchase or use tax payable under the laws of
          ---------
any state, city, county or subdivision thereof, or any other jurisdiction, which may be payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby shall be paid by Purchaser, and Seller shall not be liable therefor. If any sales, purchase or use tax is imposed on and paid by Seller as a result of the execution of this Agreement or the consummation of any of the transactions contemplated hereby, then Purchaser shall promptly reimburse Seller for the amount paid. Seller shall be responsible for, and Purchaser shall not be required to indemnify Seller for, any real estate or real property transfer taxes resulting from the consummation of the transactions contemplated hereby.

                                  ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES

     4.1  Representations and Warranties of Seller. Seller hereby represents and
          ----------------------------------------
warrants to Purchaser  that,  except as expressly set forth in Schedule 4.1 (the
                                                               ------------
"Seller Disclosure Statement"), the following statements are true, accurate and complete as of the date of this Agreement and, except as contemplated by this Agreement, will be true, accurate and complete as of the Closing. For purposes of this Agreement, "Material Adverse Effect" means any change, event or effect that is materially adverse to the assets, operations, condition (financial or otherwise) or results of operations of the Government Base Business, taken as a whole.

          (a)  Organization, Qualification. Seller is a corporation duly
               ---------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties related to the Government Base Business and to carry on the Government Base Business as now being conducted. Seller is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Seller is not in violation of any provision of its Certificate of Incorporation or in material violation of any provision of its Bylaws.

          (b)  Corporate Power and Authority. Seller has full corporate power
               -----------------------------
and authority to execute and deliver this Agreement and, assuming approval of the Asset Sale by a majority of the outstanding shares of Seller's common stock at the Special Meeting (as defined in Section 5.4) in accordance with Delaware law, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the vote of the board of directors of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement (other than, with respect to the Asset Sale, the approval of the Asset Sale by a majority of the outstanding shares of Seller's common stock at the Special Meeting in accordance with Delaware law). This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          (c)  No Violations.
               -------------

               (i) No filing with or notification to, and no permit, authorization, consent or approval of, any court, administrative agency, commission, or other governmental or regulatory body, authority or instrumentality is necessary on the part of Seller for the consummation by Seller of the transactions contemplated hereby, except for (A) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), including the filing of a proxy statement on Schedule 14A with respect to the Special Meeting (the "Proxy Statement"), (B) the notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (C) recognition by the Government of Purchaser as successor in interest in and to Seller's contracts with the Government as required by and in accordance with the provisions of Subpart 42.12 of the Federal Acquisition Regulation (the "FAR"), 48 CFR 42.1200 et seq. (the "Novation Agreements"), and
(D) any filings, notifications, permits, authorizations, consents or approvals required in connection with Seller's classified government contracts or unclassified government contracts under which classified work is performed.

               (ii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, subject to obtaining the approval of the Asset Sale by the holders of a majority of the outstanding shares of Seller's common stock at the Special Meeting in accordance with Delaware law, (A) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Seller, (B) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Seller or by which any of its properties or assets may be bound, or (C) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default or require notice or consent under or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of, any material GBB Contract; except as set forth in Schedule 4.1(c)
                                                                 ---------------
of the Seller Disclosure Statement.

          (d)  Board Recommendation. The board of directors of Seller has, at a
               --------------------
meeting of such board duly held on June 21, 1999, approved the Agreement and Plan of Merger, dated as of June 22, 1999, by and among Seller, Newbridge Networks Corporation and Saturn Acquisition Corp. (as such Agreement may be amended or supplemented, the "Merger Agreement"), which contemplates among other things the Asset Sale. A copy of the Merger Agreement has been provided to Purchaser. Such board also has, at a meeting held on September 16, 1999, approved and adopted this Agreement and the transactions contemplated hereby and resolved to recommend approval of this Agreement to the stockholders of Seller.

          (e)  SEC Filings. Seller has filed with the Securities and Exchange
               -----------
Commission (the "SEC") all required forms, reports, registration statements and documents required to be filed by it with the SEC since April 1, 1996 (all such forms, reports, registration statements and documents are referred to herein as the "Seller SEC Reports"). All of the Seller SEC Reports complied as to form, when filed, in all material respects with the applicable provisions of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), and the Exchange Act. The Seller SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein), when filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (f)  Financial Statements and Data.
               -----------------------------

               (i) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller SEC Reports (the "Seller Financial Statements") (A) was prepared in accordance with GAAP, as of the dates prepared, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and (B) fairly presented the consolidated financial position of Seller and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Seller, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material.

               (ii) The unaudited balance sheet data relating to the Government Base Business dated as of March 31, 1999 (the "March 1999 Balance Sheet Data") and the unaudited statement of operations data relating to the Government Base Business for the fiscal year then ended (together with the March 1999 Balance Sheet Data, the "March 1999 Financial Data") have been prepared in good faith on the basis of the Seller Financial Statements and accurately reflect the assets and liabilities (including administrative expenses, corporate overhead and other shared expenses and liabilities) and results of operations, respectively, of the Government Base Business for the periods indicated. A copy of the March 1999 Financial Data is attached as Schedule 4.1(f) of the Seller
                                                ---------------
Disclosure Statement.

          (g)  Absence of Undisclosed Liabilities. Except as set forth in
               ----------------------------------
Schedule 4.1(g) of the Seller  Disclosure  Statement, Seller does not have any
---------------
liabilities (absolute, accrued, contingent or otherwise) relating to the Government Base Business, other than (i) liabilities reflected in the March 1999 Balance Sheet Data and (ii) normal or recurring liabilities incurred since March 31, 1999, in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

          (h)  Absence of Changes or Events. Except as contemplated by this
               ----------------------------
Agreement or as set forth in Schedule 4.1(h) of the Seller Disclosure Statement,
                             ---------------
since March 31,

1999, no Material Adverse Effect has occurred and, in addition, Seller has not, directly or indirectly, with respect to the business, operations or employees of the Government Base Business:

               (i) (A) increased in any manner the compensation of any of its directors, officers or, other than in the ordinary course of business and consistent with past practice, non-officer employees, (B) granted any severance or termination pay to any one person in excess of $25,000, or (C) entered into any oral or written employment, consulting, indemnification or severance agreement outside the ordinary course of business, which agreement (1) provides for payments to any one person in excess of $5,000 per month or (2) is not terminable by Seller, or is not to be performed in full, within six months;

               (ii) approved any capital expenditure in any calendar month which, when added to all other capital expenditures approved by or on behalf of Seller in such calendar month resulted in such capital expenditures exceeding $250,000 in the aggregate; Seller has not made any capital expenditures since March 31, 1999 other than those approved by Seller;

               (iii) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collected, or accelerated the collection of, any amounts owed (including accounts receivable) other than their collection in the ordinary course of business;

               (iv) waived, released, assigned, settled or compromised any material claim or litigation, or commenced a lawsuit other than for the routine collection of bills; or

               (v) agreed or proposed to do any of the things described in the preceding clauses (i) through (iii) other than as expressly contemplated or provided for in this Agreement.

          (i)  Litigation.
               ----------

               (i)     Except as set forth in Schedule 4.1(i) of the Seller
                                              ---------------
Disclosure Statement, there is no private or governmental claim, action, suit (whether in law or in equity), investigation or proceeding of any nature ("Action"), in respect of the Government Base Business or involving any of the Acquired Assets, pending or, to the knowledge of Seller, threatened against Seller or any of its officers and directors (in their capacities as such) before any court, governmental or regulatory authority or body, or arbitration tribunal. There is no Action pending or, to the knowledge of Seller, threatened which in any manner challenges, seeks to or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

               (ii) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority or body, or arbitration tribunal in a proceeding in respect of the Government Base Business to which Seller or any of the Acquired Assets is or was a party or by which Seller or any of the Acquired Assets is bound.

          (j)  Insurance. Schedule 4.1(j) of the Seller Disclosure Statement
               ---------  ---------------
lists all insurance policies covering the business, properties or assets of Seller and its subsidiaries, the premiums and coverages of such policies, and all claims in excess of $50,000 made against any such policies since April 1, 1996. All such policies are in effect, and true and complete copies of all such policies have been made available to Purchaser. Seller has not received notice of the cancellation or threat of cancellation of any of such policy.

          (k)  Contracts and Commitments.
               -------------------------

               (i) Except as filed as an exhibit to reports filed by Seller under the Exchange Act prior to the date hereof, or as set forth in Schedule
                                                                    --------
4.1(k) of the Seller Disclosure Statement, Seller is not a party to or bound by
------
any oral or written contract, obligation or commitment of any type which relates to the business, operations or employees of the Government Base Business in any of the following categories:

                       (A) agreements or arrangements with any employees that contain severance pay, provisions for a material increase in salary or benefits, understandings with respect to tax arrangements, understandings with respect to expatriate benefits, or post-employment liabilities or obligations;

                       (B) GBB Contracts under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement;

                       (C) agreements, contracts or commitments currently in force relating to the disposition or acquisition of any material Acquired Assets other than in the ordinary course of business consistent with past practice, or relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;

                       (D) agreements, contracts or commitments (i) relating to the acquisition, disposition, transfer, development or sharing of technology or
(ii) granting a license (to or by Seller) of or right to use (by Seller or any third party) GBB Intellectual Property, or (iii) with respect to the development, manufacturing, distribution or marketing of any products of the Government Base Business;

                       (E) agreements, contracts, subcontracts or commitments for the purchase of materials, supplies, equipment or services for the Government Base Business which provide for purchase prices or payment of fees or rates substantially greater than those presently prevailing for such materials, supplies, equipment or services, or which are with sole or single source suppliers or subcontractors;

                       (F) guarantees or other agreements, contracts or commitments relating to the Government Base Business under which Seller is absolutely or contingently liable for (A) the performance of any other person, firm or corporation (other than Seller or its subsidiaries), or (B) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation (other than Seller or its subsidiaries);

                       (G) powers of attorney authorizing the incurrence of a material obligation relating to the Government Base Business on the part of Seller; or

                       (H) agreements, contracts or commitments which limit or restrict (i) where, when or with whom Seller may conduct the Government Base Business, or (ii) the type or lines of business (current or future) in which the Government Base Business may engage.

               (ii) Seller has not, and to Seller's knowledge no other party to a GBB Contract has, materially breached, violated or defaulted under or received notice that it has materially breached, violated or defaulted under (nor does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause a material breach, violation or default under) any material GBB Contract.

               (iii) Each material GBB Contract is a valid, binding and enforceable obligation of Seller and, to Seller's knowledge, of the other party or parties thereto, in accordance with its terms, and is in full force and effect, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights governing or by general principles of equity.

               (iv) An accurate and complete copy of each GBB Contract (except for certain "Teaming Agreements") has been made available to Purchaser.

          (l)  Labor Matters; Employment and Labor Contracts.
               ---------------------------------------------

               (i)     Schedule  4.1(l) of the Seller Disclosure Statement
                       ----------------
contains a true and complete list, as of the date hereof, of all GBB Employees, their job titles, current salary and employee classification.

               (ii) With respect to the Government Base Business and/or any GBB Employees or former employees of the Government Base Business:

                       (A) Seller is not a party to or bound by or subject to any contract or agreement with any labor union;

                       (B) there are no existing or, to the knowledge of Seller, threatened (i) labor strikes, work stoppages, slow downs or interruptions of work affecting Seller, (ii) arbitrations or material grievances involving Seller, or (iii) other labor controversies which can reasonably be expected to have a Material Adverse Effect, and there is no pending or, to the knowledge of Seller threatened, representation question or union organizing activity respecting the GBB Employees;

                       (C) Seller is not now nor has Seller within the six-month period preceding the date of this Agreement, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. Prior to such six-month period, Seller has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act which can reasonably be expected to have a Material Adverse Effect;

                       (D) there are no pending or, to the knowledge of Seller, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, gender, religion, age, marital status, disability, handicap, sexual harassment, ERISA or any other employment-related matter against Seller before any federal, state or local board, department, commission or agency nor, to the knowledge of Seller, does any basis therefor exist;

                       (E) Seller has complied in all material respects with all applicable laws relating to the employment, payment and termination of labor, including the provisions thereof relative to wages, hours, severance, vacation, collective bargaining, unfair labor practices, employee benefits and employee benefit plans, contributions, unemployment, withholding taxes, occupational health and safety, equal employment opportunity and non-discrimination (including the Americans with Disabilities Act) (hereinafter together referred to as "Labor Laws"); Seller is not now, and during the past five years has not been, charged with or, to the knowledge of Seller, threatened with a charge of violation, or, to knowledge of Seller, under investigation with respect to a possible violation, of any provision of any Labor Laws; and except as set forth on Schedule 4.1(l) of the Seller Disclosure Statement, there have
                ---------------
been no claims, inquiries, citations, penalties assessed or other proceedings of the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs or any other federal, state or local governmental agencies in respect of Seller during the past five years which relate to any provision of any Labor Laws;

                       (F) Seller is in material compliance with the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder ("WARN");

                       (G) Seller and the Plans are in material compliance with all requirements of the Code, ERISA, all Labor Laws and all other applicable law regarding classification as employees, independent contractors, leased employees or otherwise with regard to all persons employed, retained in any capacity or otherwise performing services with respect to Seller; and

                       (H) Seller is in material compliance with the Immigration Reform and Control Act and regulations promulgated thereunder ("IRCA").

          (m)  Compliance with Laws. Seller has not violated or failed to comply
               --------------------
with any statute, law, ordinance, rule or regulation (including without limitation relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except any such violation or failure to comply which is not reasonably likely to have a Material Adverse Effect. Seller has all permits, licenses and franchises from governmental agencies required to conduct the Government Base Business as now being conducted and as proposed to be conducted, except for any permit, license or franchise, the absence of which is not reasonably likely to have a Material Adverse Effect.

          (n)  Government Contracts.
               --------------------

               (i)     For purposes of this Agreement:

                       (A) "Government Body" shall mean any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

                       (B) "Government Bid" shall mean any quotation, bid or proposal submitted to any Government Body or any proposed prime contractor or higher-tier subcontractor of any Government Body.

                       (C) "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Government Body or any prime contractor or higher-tier subcontractor, or under which any Government Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

                       (D) "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Government Body.

               (ii)    Since April 1, 1996, except as set forth in
Schedule 4.1(n) of the Seller Disclosure Statement:
---------------

                       (A)  Seller has not had any determination of
noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

                       (B) Seller has complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;

                       (C) Seller has not, in obtaining or performing any Government Contract, violated any applicable procurement law or regulation or other material Legal Requirement;

                       (D) all facts set forth in or acknowledged by Seller in any certification, representation or disclosure statement submitted by Seller with respect to any

Government Contract or Government Bid were current, accurate and complete as of the date of submission;

                       (E) Seller has not, nor to Seller's knowledge, has any GBB Employee been debarred or suspended from doing business with any Government Body, nor have any proceedings been initiated against Seller or, to Seller's knowledge, any GBB Employee that might result in such debarment or suspension;

                       (F) no negative determination of responsibility has been issued against Seller in connection with any Government Contract or Government Bid;

                       (G) no direct or indirect costs incurred by Seller nor any accounting practices of Seller have been questioned, disallowed or, to the knowledge of Seller, investigated as a result of a finding or determination of any kind by any Government Body;

                       (H) no Government Body, or prime contractor or higher-tier subcontractor of any Government Body, has withheld or set off, or threatened to withhold or set off, any material amount due to Seller under any Government Contract;

                       (I) there have been no material irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or have a reasonable prospect of leading to (1) any administrative, civil, criminal or other investigation, legal proceeding or indictment involving Seller or any GBB Employees, (2) the questioning or disallowance of any costs submitted for payment by Seller, (3) the recoupment of any payments previously made to Seller, (4) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of Seller, or
(5) the assessment of any penalties or damages of any kind against Seller;

                       (J) there are not nor have there been any (1) outstanding claims against Seller by, or dispute involving Seller with, any prime contractor, subcontractor, vendor, sales representative, consultant or other Person arising under or relating to the award or performance of any Government Contract, (2) facts known by Seller upon which any such claim may be based or which may give rise to any such dispute, or (3) final decisions of any Government Body against Seller;

                       (K) Seller is not undergoing, nor has it undergone an audit, and Seller has no knowledge of any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business);

                       (L) Seller has not entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

                       (M) no payment has been made by Seller or by any Person acting on Seller's behalf to any Person (other than to any bona fide employee or agent of Seller) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

                       (N) Seller's cost accounting system is in material compliance with applicable regulations and other applicable Legal Requirements and has not been determined by any Government Body not to be in material compliance with any Legal Requirement, nor has any Government Body formally indicated to Seller that it does not believe that Seller's cost accounting system is in material compliance with applicable regulations and other applicable Legal Requirements;

                       (O) to Seller's knowledge, Seller has complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and intellectual property;

                       (P) Seller has not made any disclosure to any Government Body pursuant to any formal agency disclosure program;

                       (Q) Seller has reached agreement with the cognizant government representatives approving and "closing" all indirect costs charged to Government Contracts;

                       (R) Seller has not made any agreements with any government representatives on "forward pricing rates" to be charged by Seller on cost-type Government Contracts, other than caps on general and administrative rates; and

                       (S) with the exception of the Novation Agreements, Seller will not be required to make any filing with or give any notice to, or to obtain any consent from, any Government Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (1) the execution, delivery or performance of this Agreement, or (2) the consummation of the transactions contemplated by this Agreement.

          (o)  Intellectual Property Rights.
               ----------------------------

               (i)     As of the date of this Agreement, Schedule 4.1(o)(i) of
                                                         ------------------
the Seller Disclosure Statement contains a list of all patents, trademark and service mark registrations, copyright registrations, mask work registrations and applications therefor ("Registered Intellectual Property") included in the Acquired Assets and a list of all contracts granting licenses or rights in or under any GBB Intellectual Property.

               (ii)    As of the date of this Agreement, Schedule 4.1(o)(ii) of
                                                         -------------------
the Seller Disclosure Statement contains a list of all agreements or contracts that grant licenses or rights to Seller in or under any Intellectual Property owned by a third party which Intellectual Property is used in or is necessary to the conduct of the Government Base Business, except for any agreement or contract pursuant to which the Intellectual Property is licensed to Seller under a third party software license generally available to the public under shrink-wrap licenses.

               (iii) The GBB Intellectual Property, the agreements and contracts listed in Schedule 4.1(o)(ii) of the Seller Disclosure Statement and
                    -------------------
the licenses granted in Section 5.6 constitute all of the intellectual property rights which (A) are necessary to or currently used in the conduct of the Government Base Business or (B) are necessary or intended by Seller to be used to accomplish the GBB Plans.

               (iv) Seller has good, valid and marketable title to all GBB Intellectual Property, free and clear of all encumbrances, except as set forth in Schedule 4.1(o)(iv) of the Seller Disclosure Statement. To Seller's
   -------------------
knowledge, Seller has a valid right to use, license and otherwise exploit all GBB Intellectual Property.

               (v) Seller has taken all commercially reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all GBB Intellectual Property and otherwise to maintain and protect the value of all GBB Intellectual Property.

               (vi) To the knowledge of Seller, in the operation of the Government Base Business, it is not misappropriating or making any unlawful use of, and has not at any time misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use in the operation of the Government Base Business of, any intellectual property rights owned or used by any other Person. Seller is not aware that any Person is misappropriating, or making unlawful use of any GBB Intellectual Property.

               (vii) Seller has not licensed any GBB Intellectual Property to any Person on an exclusive basis.

               (viii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement relating to the use of any GBB Intellectual Property, and will not (A) cause the modification of any terms of any licenses or agreements relating to the use of any GBB Intellectual Property,
(B) cause the forfeiture or termination of any agreement relating to the use of any GBB Intellectual Property, (C) give rise to a right of forfeiture or termination or cancellation of any agreement relating to the use of any GBB Intellectual Property or (D) materially impair the right of Seller or Purchaser to use, sell or license any GBB Intellectual Property or portion thereof.

               (ix) Neither the manufacture, marketing, license, sale nor the intended use of any product or technology currently licensed or sold, used or under development by Seller in the operation of the Government Base Business (A) violates in any material respect any license or agreement between Seller and any third party or (B) infringes in any material respect any patents or other intellectual property rights of any other party; and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any GBB Intellectual Property, or asserting that any GBB Intellectual Property or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any products of the Government Base Business, conflicts or will conflict with the rights of any other party.

               (x) Seller is not aware and has no reason to believe that any Employee or any consultant to the Government Base Business is obligated under any contract, covenant or other agreement or commitment of any nature, or is subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such GBB Employee's or consultant's best efforts to promote the interests of Seller or that would conflict with the Government Base Business as presently conducted or proposed to be conducted. All current and former GBB Employees and all current and former consultants of the Government Base Business who have provided services related to GBB Intellectual Property, have signed valid and enforceable written assignments to Seller or one of its subsidiaries of any and all rights or claims in any intellectual property that any such GBB Employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the Government Base Business, and Seller possesses signed copies of all such written assignments by such GBB Employees and consultants.

          (p)  Accounts Receivable; GBB Inventories.
               ------------------------------------

               (i) Each account receivable of the Government Base Business reflected in the March 1999 Balance Sheet Data represents a sale made in the ordinary course of business and which arose pursuant to an enforceable contract for a bona fide sale of goods or for services performed, and Seller has performed all of its obligations to produce the goods or perform the services to which such account receivable relates, other than amounts recorded as deferred revenue. No account receivable reflected in the March 1999 Balance Sheet Data is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustment by the obligor thereof, except as set forth in Schedule 4.1(p) of the Seller Disclosure Statement.
         ---------------

               (ii) The values at which all inventories of the Government Base Business are reflected in the March 1999 Balance Sheet Data reflect the historical inventory valuation policy of Seller. Seller has good and marketable title to such inventories free and clear of all liens and encumbrances. Such inventories do not consist of, in any material amount, items that are obsolete, damaged or slow moving, except as set forth in Schedule 4.1(p) of the Seller
                                               ---------------
Disclosure Statement. Such inventories do not consist of any items held on consignment. Seller is not under any obligation or liability with respect to accepting returns of items of inventory or merchandise in the possession of their customers other than in the ordinary course of business and consistent with past practice. No clearance or extraordinary sale of the inventories has been conducted since March 31, 1999. The inventories reflected in the March 1999 Balance Sheet Data are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of business consistent with past practice.

          (q)  Product and Service Warranties. The standard written forms of
               ------------------------------
product and service warranties and guarantees utilized by the Government Base Business as of the date of this Agreement have been made available to Purchaser. During a period of three years prior to the date of this Agreement, none of Seller, any subsidiary or Seller nor any of their affiliates has made any other written material warranties (which remain in effect) with regard to products and/or services supplied by Seller or its subsidiaries in the conduct of the Government Base Business.

          (r)  Taxes.
               -----

               (i) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means (A) any and all federal, state, local, foreign and other taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, capital stock, severance, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (B) any liability for the payment of any amounts described in clause
(A) as a result of being a successor to or transferee of any individual or entity or a member of an affiliated, consolidated or unitary group for any period (including pursuant to Treas.Reg.ss.1.1502-6 or comparable provisions of state, local or foreign tax law); and (C) any liability for the payment of amounts described in clause (A) or clause (B) as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under agreements or arrangements with any Person; and a "GBB Tax" or, collectively, "GBB Taxes" means any and all Taxes applicable to the Government Base Business or its assets or properties.

               (ii) Seller has filed all material returns, estimates, information statements and reports relating to Taxes and incorporating information relating to GBB Taxes ("Returns"), required to be filed by it prior to the Closing Date, and such Returns are true and correct and were completed in accordance with applicable law. Schedule 4.1(r) of the Seller Disclosure
                                ---------------
Statement lists all jurisdictions in which Returns are required to be filed by Seller (or have been required to be filed by Seller since April 1, 1996) and the types of Returns required to be filed in each such jurisdiction.

               (iii) Seller has (1) timely paid all Taxes due and payable by them as shown on the Returns, (2) timely paid all Taxes for which a notice of assessment or collection has been received (other than amounts properly accrued on Seller's financial statements, described in paragraph (C), below, and being contested in good faith by appropriate proceedings), (3) accrued on its financial statements all Taxes attributable to periods covered by such statements that are not yet due and payable, and (4) properly reserved, in accordance with GAAP, for all Taxes not yet due but which are expected to become due and payable in the future.

               (iv) Neither the Internal Revenue Service nor any other taxing authority has asserted any claim for GBB Taxes in writing, or to the actual knowledge of the executive officers of Seller, is threatening to assert any claims for GBB Taxes. No Tax deficiency notice or notice of assessment of collection has been received in writing by Seller except as described on
Schedule 4.1(r) of the Seller Disclosure Statement. No audit or, to Seller's
---------------
knowledge, other
examination of any Return of Seller is presently in progress, nor has Seller been notified in writing of any request for such an audit or other examination. Except as set forth on Schedule 4.1(r) of the Seller Disclosure Statement, no
                       ---------------
power of attorney to deal with Tax matters or waiver of any statute of limitations with respect to Taxes has been granted by Seller. The relevant statute of limitations for the assessment or proposal of a deficiency for GBB Taxes has expired for all years before fiscal year 1995. Seller has not availed itself of any Tax amnesty, Tax holiday or similar relief in any jurisdiction.

               (v) Seller has withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected with respect to the Government Base Business, including withholdings on payments to Seller for sales and use taxes or payments by Seller to GBB Employees or independent contractors on account of federal, state, and foreign income Taxes, the Federal Insurance Contribution Act, and the Federal Unemployment Tax Act.

               (vi) There are no liens for Taxes upon the assets of Seller (other than liens for property Taxes that are not yet due or delinquent).

               (vii) There is no contract, agreement, plan or arrangement covering any GBB Employee that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

               (viii) Seller has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Seller.

               (ix) Seller is not, and has not been, a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was Seller.

               (x) Seller does not have any obligation under any agreement or arrangement with any other Person with respect to Taxes of such other Person (including pursuant to Treas.Reg.ss.1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

               (xi) Seller has made available to Purchaser true copies of all Returns that Seller has filed since April 1, 1996 and true copies of all correspondence and other written submissions to or communications with any Tax authorities.

               (xii) None of the assets of the Government Base Business is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               (xiii) Seller has not agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise.

               (xiv)   Except as set forth in Schedule 4.1(r) of the Seller
                                              ---------------
Disclosure Statement, Seller is not and has not been a party to any joint venture, partnership, or other arrangement or contract relating to the Government Base Business that could be treated as a partnership for federal income tax purposes.

               (xv) Seller has not indemnified any person against Tax in connection with any arrangement for the leasing of any GBB Real Property or GBB Equipment except for indemnity with respect to acts of Seller or its subsidiaries.

          (s)  Environmental Matters.
               ---------------------

               (i)     For purposes of this Agreement:

                       (A) "Contractor" shall mean any person or entity, including but not limited to partners, licensors, and licensees, with which Seller formerly or presently has any agreement or arrangement (whether oral or written) under which such person or entity has or had physical possession of, and was or is obligated to develop, test, process, manufacture or produce any product or substance on behalf of Seller for the Government Base Business.

                       (B) "Environment" shall mean any land including, without limitation, surface land and sub-surface strata, seabed or river bed and any water (including, without limitation, coastal and inland waters, surface waters and ground waters and water in drains and sewers) and air (including, without limitation, air within buildings) and other natural or manmade structures above or below ground.

                       (C) "Environmental Law" means any law or regulation, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, in each case relating to the Environment or harm to or the protection of human health or animals or plants, including without limitation laws relating to emissions, discharges or releases of chemicals or any other pollutants or contaminants or industrial, radioactive, dangerous, toxic or hazardous substances or wastes (whether in solid or liquid form or in the form of a gas or vapor and including noise and genetically modified organisms) into the Environment or otherwise relating to the manufacture, processing, use, treatment, storage, distribution, disposal transport or handling of substances or wastes, but excluding occupational health and safety laws, laws concerning the ownership, transfer and use of real property generally, zoning and land use law or regulations and building and construction laws. Environmental Laws include without limitation the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 USC 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 USC 6901 et seq., the Clean Water Act, 33 USC 1251 et seq., the Toxic Substances Control Act, 15 USC 2601 et seq., the Clean Air Act, 42 USC 7401 et seq., the Safe Drinking Water Act, 42 USC 300f et seq., the Atomic Energy Act, 42 USC 2201 et seq., and the Federal Food Drug and Cosmetic Act, 21 USC 301 et seq.

                       (D) "Environmental Permit" shall mean any permit, license, consent, approval, certificate, qualification, specification, registration and other authorization, and the filing of all notifications, reports and assessments, required by any federal, state, local or foreign government or regulatory entity pursuant to any Environmental Law, which if not obtained, complied with or kept in effect would be reasonably likely to result in fines, penalties or other costs in excess of $250,000.

                       (E) "Hazardous Material" shall mean any pollutant, contaminant, or hazardous, toxic, medical, biohazardous, infectious or dangerous waste, substance, gas, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, virus, infectious disease or disease causing agent, and any other substance that can give rise to liability under any Environmental Law.

               (ii)    Except as set forth on Schedule 4.1(s) of the Seller
                                              ---------------
Disclosure Statement:

                       (A) Seller possesses all Environmental Permits required under applicable Environmental Laws to conduct the Government Base Business as currently conducted and to use and occupy the GBB Real Property. All such Environmental Permits are in full force and effect and Seller is, and to Seller's knowledge has at all times been, in compliance with the terms and conditions of such Environmental Permits.

                       (B) There are no facts or circumstances indicating that any Environmental Permits relating to the Government Base Business and the GBB Real Property possessed by Seller would or might be revoked, suspended, canceled or not renewed, and all appropriate necessary action in connection with the renewal or extension of any such Environmental Permits has been taken.

                       (C) The execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby and the exercise by Purchaser of rights to own and operate the Government Base Business and use and occupy the GBB Real Property and carry on the Government Base Business substantially as presently conducted will not affect the validity of any Environmental Permits held by Seller and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental Law, which notification, disclosure, registration, reporting, filing, investigation or remediation if not made would be reasonably likely to result in fines, penalties or other costs in excess of $250,000.

                       (D) Seller and, to the knowledge of Seller, all previous owners, lessees and occupants of the GBB Real Property now or previously owned, leased or occupied by Seller, in all cases in the conduct of the Government Base Business, are in material compliance with, and within the period of all applicable statutes of limitation have materially complied with, all applicable Environmental Laws and have not received notice of any liability under any Environmental Law; and neither Seller nor any portion of the GBB Real Property is in violation of any Environmental Law, which violation would be reasonably likely to result in fines, penalties or other costs in excess of $250,000.

                       (E) There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, notice or demand letter, proceeding, request for information or, to Seller's knowledge, investigation pending or any liability (whether actual or contingent) to make good, repair, reinstate, sample, investigate or clean up any of the GBB Real Property, including but not limited to groundwater beneath the GBB Real Property. There is no act, omission, event, condition or circumstance giving rise or likely to give rise in the future to any such action, suit, demand, claim, complaint, hearing, notice of violation, notice or demand letter, proceeding, or request or any such liability or other liabilities (1) against Seller in respect of the Government Base Business or (2) against any person or entity, including without limitation any Contractor, in connection with which liability could reasonably be imputed or attributed by law or contract to Seller in respect of the Government Base Business.

                       (F) No GBB Real Property is listed or, to Seller's knowledge, proposed for listing, nor are there are any facts or circumstances which would or might give rise to such an entry on the National Priorities List or the CERCLA Information System ("CERCLIS"), both under the CERCLA or on any comparable list established under any state or local Environmental Law of a country other than the United States of America, nor has Seller received any notification of potential or actual liability or any request for information under CERCLA or any comparable foreign, state or local law concerning any GBB Real Property.

                       (G) There has not been any disposal, spill, discharge, or release of any Hazardous Material generated, used, owned, stored, or controlled by Seller or its predecessors in interest on, at, or under any GBB Real Property, and there are no Hazardous Materials located in, at, on, under or in the vicinity of any GBB Real Property, in either case that would be reasonably expected to require investigation, removal or remedial or corrective action by Seller or that would be reasonably likely to result in liability of or costs to Seller in excess of $250,000 under any Environmental Law.

                       (H) (1) Other than cleaning and office supplies normally used in the operation of an office, Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from, or released on any GBB Real Property or, any property adjoining any GBB Real Property, which generation, use, treatment, handling, storage, transportation or release would be reasonably expected to require investigation, removal or remedial or corrective action by Seller or that would be reasonably likely to result in liability of or costs to Seller in excess of $500,000; (2) Seller has disposed of any and all wastes containing Hazardous Materials generated by the Government Base Business in compliance with all applicable Environmental Law and Environmental Permits; and (3) Seller has not, in the operation of the Government Base Business, transported or arranged for the transportation of any Hazardous Materials generated by the Government Base Business to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state or country list or which is the subject of any environmental claim.

                       (I) There has not been any underground or aboveground storage tank or other underground storage receptacle or related piping or any impoundment or other disposal area containing Hazardous Materials located on any GBB Real Property during the period of ownership, lease or operation of such real property by Seller, and no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under any GBB Real Property during the period of ownership, lease or operation by Seller, in any of such cases the location, use or disposal of which at, on or under any GBB Real Property would be reasonably likely to result in fines, penalties or costs in excess of $250,000.

                       (J) Seller has taken all actions necessary under applicable requirements of Environmental Law to register any products or materials related to the Government Base Business that are required to be registered by Seller thereunder.

               (iii) Seller has made available to Purchaser all records and files, including without limitation all assessments, reports, studies, audits, analyses, tests and data in possession of Seller concerning the existence of Hazardous Materials on any GBB Real Property, or concerning compliance by Seller in the operation of the Government Base Business with, or liability under, any Environmental Law.

          (t)  Acquired Assets. The Acquired Assets include all of the assets or
               ---------------
rights currently owned by Seller or a subsidiary of Seller that are necessary for the continued conduct of the Government Base Business as now being conducted and as conducted by Seller during the fiscal year ended March 31, 1999.

          (u)  Title to Property. Seller has good and valid title to all
               -----------------
properties, interests in properties and assets, real and personal, that are used in the Government Base Business and are either reflected in the March 1999 Balance Sheet Data or were acquired after March 31, 1999, and Seller has valid leasehold interests in all leased properties and assets used in the Government Base Business, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties in the Government Base Business, or otherwise materially impair operations of the Government Base Business involving such properties, (iii) liens securing debt reflected in the March 1999 Balance Sheet Data and (iv) liens recorded pursuant to any Environmental Law.

          (v)  Finders or Brokers. Seller has not employed any investment
               ------------------
banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission, the receipt of which is conditioned upon consummation of the Asset Sale.

          (w)  Year 2000 Compliance. Subject to the qualifications set forth in
               --------------------
Schedule 4.1(w) of the Seller Disclosure Statement, all products sold or
---------------
manufactured and all systems used by the Government Base Business ("GBB Products"), both individually and when operating in conjunction with other systems or products with which they are designed to interface, and all systems, computer software and hardware (including microcode, firmware, system and applications programs, files, databases, computer services and microcontrollers, including those embedded in computer and noncomputer equipment) contained in any GBB Products or used in the Government Base Business are Year 2000 Compliant. "Year 2000

Compliant" means that such systems, hardware or software will: (a) process date data from at least the years 1900 through 2101 without material delay, corruption, error or interruption; (b) maintain functionality with respect to the introduction, processing or output of records containing dates falling on or after January 1, 2000; and (c) be interoperable with other systems, software or hardware which may deliver records to, receive records from, or interact with such systems, hardware or software in the course of conducting the Government Base Business. Seller has made inquiries of its manufacturers, suppliers and customers and, to Seller's knowledge, the Government Base Business is not relying on any third party whose systems are not Year 2000 Compliant.

          (x)  Employee Benefit Plans.
               ----------------------

               (i)     Schedule 4.1(x) of the Seller Disclosure Statement sets
                       ---------------
forth all of Seller's "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") in which any GBB Employees participate ("Pension Plans"), "employee welfare benefit plans" as defined in Section 3(1) of ERISA in which any GBB Employees participate ("Welfare Plans"), and stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, excess benefits, retirement benefits, profit sharing, phantom stock, life, accident and health insurance, hospitalization, change of control payments or benefits, sick pay, leave, disability, tuition refund, service awards, severance, holiday and vacation plans, and other employee benefit plans, programs, policies and arrangements covering GBB Employees, which plans are either maintained or contributed to by Seller or any of its ERISA Affiliates (as hereinafter defined) or to which Seller or any of its ERISA Affiliates is obligated to make payments or otherwise may have any liability with respect to any GBB Employees (collectively, the "Employee Benefit Plans"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation Seller or a subsidiary of Seller.

               (ii) Except where the failure to be in compliance would not be reasonably likely to have a Material Adverse Effect, (A) Seller and each of the Pension Plans and Welfare Plans, are in compliance with the governing documents of such plans and the applicable provisions of ERISA, the Code and other applicable laws, and (B) Seller and each other Employee Benefit Plan is in compliance with the governing documents of such plans and all applicable laws.

               (iii) All contributions to, and payments from, the Pension Plans in respect of a GBB Employee, which contributions or payments are required to have been made in accordance with the Pension Plans, have been made, and such contributions and payments have been made on a timely basis except where the failure to make such contributions or payments on a timely basis would not be reasonably likely to have a Material Adverse Effect.

               (iv)    All of the Pension Plans intended to qualify under
Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would be reasonably likely to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

               (v) To Seller's knowledge, there are no (A) investigations pending by any Government Entity involving the Pension Plans or Welfare Plans in respect of one or more GBB Employees, nor (B) pending or threatened claims (other than routine claims for benefits), suits or proceedings by or on behalf of any GBB Employee against any Pension Plan or Welfare Plan, against the assets of any of the trusts under any Pension Plan or Welfare Plan or against any fiduciary of any Pension Plan or Welfare Plan with respect to the operation of such plan or asserting any rights or claims of or on behalf of any GBB Employee to benefits under any Pension Plan or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which would have a Material Adverse Effect. To Seller's knowledge, there are no facts which would give rise to any liability under this
Section 4.1(x)(v) in the event of any such investigation, claim, suit or proceeding except for those which would not be reasonably expected to result in fines, penalties or other costs in excess of $250,000.

               (vi) Neither Seller nor any GBB Employee nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), other than such transactions that (A) do not involve any GBB Employee, or (B) would not be reasonably expected to result in fines, penalties or other costs in excess of $250,000.

               (vii) Neither Seller nor any of its ERISA Affiliates maintains or contributes to, nor has any of them ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

               (viii) Neither Seller nor any of its ERISA Affiliates has incurred any material liability under Title IV of ERISA in respect of any GBB Employee that has not been satisfied in full.

               (ix) Seller does not have and has not had any multiemployer plan (within the meaning of Section 3(37) of ERISA) covering any GBB Employees.

               (x) With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been delivered or made available to Purchaser: (i) any plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans, (iii) if applicable, the three most recent Forms 5500 and attached schedules, and (iv) if applicable, the most recent IRS determination letter.

               (xi) None of the Welfare Plans maintained by Seller provides for a GBB Employee (along with any beneficiary of a GBB Employee) to accrue any further benefits under the Welfare Plan beyond the last day of the month in which the employee terminates employment with Seller, except as may be required or permitted under COBRA or this Agreement, or except at the expense of the participant or the participant's beneficiary (which expense may be paid on such participant's or participant's beneficiary's behalf). In connection with the maintenance of a "group health plan" within the meaning of Section 5000(b)(1) of the Code, Seller has materially complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply would not be reasonably likely to result in fines, penalties or other costs in excess of $250,000.

               (xii) No liability in respect of any GBB Employee under any Pension Plan or Welfare Plan has been funded by, nor has any such obligation been satisfied with, the purchase of a contract from an insurance company as to which Seller has received notice that such insurance company is in rehabilitation or a comparable proceeding.

               (xiii) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any GBB Employee under any Employee Benefit Plan, except as specifically set forth in this Agreement.

               (xiv) The assets of the Employee Benefit Plans maintained by Seller and any affiliate of Seller for the benefit of the Government Base Business, GBB Employees and former employees of the Government Base Business do not include any stock or securities issued by Seller or any affiliate of Seller.

     4.2  Representations and Warranties of Purchaser. Purchaser hereby
          -------------------------------------------
represents and warrants to Seller that, except as expressly set forth in
Schedule 4.2 (the "Purchaser Disclosure Statement"), the following statements
------------
are true, accurate and complete as of the date of this Agreement and, except as contemplated by this Agreement, will be true, accurate and complete as of the Closing. For the purposes of this Agreement "Purchaser Material Adverse Effect" means any change, event or effect that is materially adverse to the ability of Purchaser to consummate the transactions contemplated hereby.

          (a)  Organization, Qualification. Each of Purchaser and its
               ---------------------------
subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Purchaser and its subsidiaries is duly qualified as a foreign person to do business, and is in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Purchaser Material Adverse Effect. Neither Purchaser nor any of its subsidiaries is in material violation of any provision of its certificate of incorporation, bylaws or any other charter document.

          (b)  Corporate Power and Authority. Purchaser has full corporate power
               -----------------------------
and authority to execute and deliver this Agreement and any ancillary agreement, as applicable, and to consummate the transactions contemplated hereby. The transactions contemplated by this Agreement have been duly and validly authorized by the board of directors of Purchaser and no other corporate proceedings on the part of Purchaser is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          (c)  No Violations.
               -------------

               (i) No filing with or notification to, and no permit, authorization, consent or approval of, any Government Body is necessary on the part of Purchaser for the consummation by Purchaser of the transactions contemplated hereby, except for, (A) the notification required under the HSR Act, (B) the Novation Agreements, and (C) satisfaction of all security clearance requirements.

               (ii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) conflict with or result in any breach or any provision of the certificate of incorporation, bylaws or other charter documents of Purchaser or any of its subsidiaries, (B) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its subsidiaries, or by which any of their properties or assets may be bound, or (C) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Purchaser or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound.

          (d)  Litigation. There is no Action pending or, to the knowledge of
               ----------
Purchaser, threatened against Purchaser which in any manner challenges, seeks to or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

          (e)  Access; Due Diligence; No Reliance. Purchaser has conducted its
               ----------------------------------
own investigation of the Government Base Business, the Acquired Assets and the Assumed Liabilities and has had such access to management of Seller and all such information and documents as Purchaser has deemed necessary, appropriate and sufficient in determining to enter into this Agreement and to consummate the Asset Sale and other transactions contemplated hereby. Purchaser understands and acknowledges that except as explicitly set forth in this Agreement the Acquired Assets will be sold, transferred and assigned by Seller to Purchaser on an "as is, where is" basis. In determining to enter into this Agreement and to consummate the Asset Sale and other transactions contemplated hereby, Purchaser has not relied on any representations or warranties or other statements by Seller, other than those set forth in this Agreement.

          (f)  Ownership of Seller Common Stock. Except as set forth on
               --------------------------------
Schedule 4.2(f) of the Purchaser Disclosure Statement, neither Purchaser nor any
---------------
of its affiliates or associates owns any common stock of Seller. The aggregate amount of common stock of Seller held by Purchaser, its affiliates and associates is less than 5% of the outstanding common stock of Seller. None of Purchaser nor any of its affiliates or associates is an affiliate or associate of Seller.

          (g)  Finders or Brokers. Neither Purchaser nor any of its subsidiaries
               ------------------
or affiliates has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission, the receipt of which is conditioned upon consummation of the Asset Sale.

                                  ARTICLE V.

                                  COVENANTS

     5.1  Conduct of Business During Interim Period. Except as contemplated or
          -----------------------------------------
required by this Agreement or as expressly consented to in writing by Purchaser, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Closing, each of Seller and its subsidiaries will (i) conduct the Government Base Business operations according to its ordinary and usual course of business consistent with past practice, (ii) use all commercially reasonable efforts to preserve intact the organization of the Government Base Business, to keep available the services of GBB Employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Seller or its subsidiaries in respect of the Government Base Business, and (iii) not take any action which would adversely affect Seller's ability to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the earlier of the termination of this Agreement or Closing neither Seller nor any of its subsidiaries will, without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed, directly or indirectly, do any of the following in respect of the Government Base Business:

          (a) amend or otherwise modify or waive any of the terms of any GBB Contract, in a manner that materially modifies the scope of the GBB Contract;

          (b) enter into any Systems Engineering and Technical Assistance ("SETA") contracts or accept any new procurement-related support work under any SETA contract;

          (c) enter into any contract that would require establishing a loss contract reserve (under GAAP) upon entry into such contract;

          (d) maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

          (e) institute any change in its accounting methods, principles or practices other than as required by GAAP or the rules and regulations promulgated by the SEC;

          (f) take or agree to take, any of the actions described in Section 4.1(h), or any action which would prevent it from performing or cause it not to perform its covenants hereunder.

     5.2  Access to Information. From the date of this Agreement until the
          ---------------------
earlier of the termination of this Agreement or the Closing, Seller will afford Purchaser and its authorized representatives (including counsel, environmental and other consultants, accountants, auditors and agents) full access during normal business hours and upon reasonable notice to all of the facilities, personnel and operations of the Government Base Business and to all books and records of Seller relating to the Government Base Business, will permit Purchaser and its authorized representatives to conduct inspections of such facilities, books and records as they may reasonably request and will instruct its officers to furnish such persons with such financial and operating data and other information with respect to the Government Base Business and its properties as they may from time to time reasonably request, in all cases subject to the restrictions set forth in the Confidentiality Agreement (as defined below) and subject to any restrictions or limitations that Seller reasonably deems necessary or appropriate to protect classified information. Purchaser and its authorized representatives will treat any and all information obtained from Seller or its authorized representatives, including information obtained pursuant to this Section 5.2, in accordance with the Confidentiality Agreement.

     5.3  Covenants Against Disclosure. Purchaser and Seller shall maintain the
          ----------------------------
confidentiality of the existence, terms and conditions of this Agreement, except to the extent required by law or regulation, pursuant to the public reporting obligations of Purchaser or Seller, as the case may be, or as agreed by Purchaser and Seller. Before issuing any press release or otherwise making any statement to the public, Employees or vendors or customers of Seller with respect to the Asset Sale or this Agreement, Purchaser and Seller shall consult with each other as to the form and substance of such release or statement; provided, however, that Purchaser and Seller need not consult with each other with respect to any release or statement made after the Closing Date. Prior to the Closing, neither Purchaser nor Seller shall make any press release or other statement to the public, Employees or vendors or customers of Seller without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or the rules and regulations of or listing agreement with The Nasdaq Stock Market or any national exchange on which Seller's or Purchaser's stock is listed or traded, or as may otherwise be required by The Nasdaq Stock Market or any national exchange on which Seller's or Purchaser's stock is listed or traded, or the Securities and Exchange Commission or any other securities authority with jurisdiction over Purchaser or Seller, as the case may be. Purchaser or Seller, as the case may be, shall promptly deliver to the other copies of any press release, written statement, filing, notice or other written communication made, released or disseminated prior to the Closing with respect to or in connection with this Agreement or the Asset Sale.

     5.4  Commercially Reasonable Efforts; Cooperation. Seller and Purchaser
          --------------------------------------------
shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the Asset Sale and other transactions contemplated by this

Agreement, including without limitation (a) promptly filing Notification and Report Forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice and responding as promptly as practicable to any inquiries received from such Government Bodies for additional information or documentation, (b) promptly requesting the Government to recognize Purchaser as successor in interest in and to Seller's contracts with the Government and providing all information and documentation required by or requested under Subpart 42.1204 of the FAR to enable the Government to determine whether to enter into the Novation Agreements, (c) obtaining all other necessary governmental or private party consents, approvals or waivers and (d) obtaining stockholder approval of the Asset Sale at the special meeting of stockholders of Seller to be called and held to vote upon the Merger Agreement and the Asset Sale (including any adjournment or postponement thereof, the "Special Meeting"). Without limiting the generality of the foregoing, Purchaser shall promptly provide to Seller any and all information regarding Purchaser, its business, subsidiaries and affiliates that Seller determines, in consultation with its legal counsel, is required to be disclosed or appropriate to be included in the Proxy Statement. Each of Purchaser and Seller shall promptly notify the other of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of the notifying party to effect the Asset Sale not to be fulfilled. Each of Seller and Purchaser also shall give the other prompt notice of any communication from any person alleging that the consent of such person is or may be required in connection with the Asset Sale or other transactions contemplated hereby.

     5.5  Further Assurances. From time to time following the Closing, at the
          ------------------
reasonable request of either Seller or Purchaser, and without further consideration, the non-requesting party shall execute such documents and instruments and do or cause to be done such further acts and things as may be necessary or desirable to effect more fully the transfer and assignment of the Acquired Assets, to put Purchaser in possession of the Acquired Assets or to effect any other transactions contemplated by this Agreement.

     5.6  Intellectual Property Licenses.
          ------------------------------

          (a)  Grant of Licenses. Effective as of the Closing Date, Seller, on
               -----------------
behalf of itself and its subsidiaries, hereby grants to Purchaser and entities controlled by or under common control with Purchaser ("Affiliates") an irrevocable, worldwide, perpetual, paid-up, royalty-free, non-exclusive license to manufacture, use and sell products and to provide services which are made, used, sold or offered for sale by the Government Base Business as of the Closing Date or which are contemplated by the GBB Plans to be made, used, sold or offered for sale by the Government Base Business (collectively, "GBB Products and Services") (i) under (A) the patent identified on Schedule 5.6(a), or (B)
                                                      ---------------
any copyright registrations or applications and mask work registrations or applications (except any copyright registrations or applications or mask work registrations or applications which are conveyed to Purchaser pursuant to this Agreement), owned by or licensed to (with the right to sublicense), as of the Closing Date, Seller or its subsidiaries, subject to any rights previously granted to third parties; or (ii) using any trade secrets, computer programs, confidential information and/or know-how owned by or licensed to (with the right to sublicense), as of the Closing Date, Seller or any of its subsidiaries which were originally obtained by the Government Base Business from Seller or any of its subsidiaries and are being used by the Government Base Business at the Closing Date, subject to any rights previously granted to third parties.

          (b)  Representation and Warranty Regarding Patent Rights. Seller
               ---------------------------------------------------
hereby represents and warrants to Purchaser, as of the Closing Date, that the GBB Patents and the patent identified on Schedule 5.6(a) constitute all of the
                                         ---------------
patents rights owned or licensed by Seller which (i) are necessary to or currently used in the conduct of the Government Base Business or (ii) are necessary or intended by Seller to be used to accomplish the GBB Plans. Notwithstanding anything to the contrary in this Agreement, this representation and warranty shall survive the Closing until the second anniversary of the Closing Date. In the event that Seller and Purchaser agree, or it is finally determined by a court of competent jurisdiction, that this representation and warranty has been breached, then upon such agreement or determination Seller shall, or shall cooperate with Purchaser and use reasonable commercial efforts to cause the then owner of the relevant patent right or patent rights to, grant to Purchaser and its Affiliates a non-exclusive license to manufacture, use, sell and provide GBB Products and Services under the relevant patent right or patent rights. In the event that a suit is brought against Purchaser or its Affiliates by a third party for infringement of a patent right owned by Seller as of the date of this Agreement which has been acquired by such third party and is (i) necessary to or used in the conduct of the Government Base Business as of the Closing Date or (ii) necessary or intended by Seller to be used to accomplish the GBB Plans, Seller shall cooperate with Purchaser and use reasonable commercial efforts to settle such suit. Seller further agrees that it will not assert any patent right owned by Seller as of the date of this Agreement against Purchaser or its Affiliates based on an allegation that its conduct of the Government Base Business as conducted by Seller as of the Closing Date or as intended by Seller to be used to accomplish the GBB Plans constitutes an infringement of such patent right. The covenant set forth in the immediately preceding sentence shall survive any termination or expiration of this Agreement and shall remain in full force and effect until mutually agreed otherwise by the parties. Notwithstanding anything to the contrary in this Section 5.6(b), nothing in this Section 5.6(b) shall permit Purchaser to use any patent right granted to it by Seller to manufacture, use, sell, offer to sell or provide products or services other than GBB Products and Services or otherwise to compete with Seller's Wireless Broadband Products, Telecom Component Products or Satellite Personal Communications businesses.

     5.7  Employees.
          ---------

          (a)  Employment Offers; Severance. With respect to each person
               ----------------------------
employed full-time or part-time by the Government Base Business immediately prior to the Closing Date (other than persons absent from work due to long-term disability and persons on any unpaid leave of absence) (collectively, "GBB Employees"), Purchaser shall, effective as the Closing Date, offer employment to each such GBB Employee, at a salary at least equal to such GBB Employee's current salary, for a position (including seniority level) comparable to the GBB Employee's current position (except that the title of such positions shall be in accordance with Purchaser's usual and customary practice for similarly situated employees). Such offers of employment shall include, effective as of the Closing Date, employee benefits substantially equivalent in the aggregate to those offered by Purchaser to its similarly situated employees, with the understanding that, in the event a GBB Employee is terminated by Purchaser for reasons other than cause within 180 days following the Closing Date, Purchaser will pay the GBB Employee an amount at least equal to the severance set forth on Schedule 5.7. Further, in the event that (i) a GBB Employee is
             ------------
offered employment at a location not within 70 miles of the GBB Employee's current worksite and such GBB Employee does not accept such offer of employment or (ii) within 180 days following the Closing Date, Purchaser shall offer a transfer of employment to a GBB Employee at a location not within 70 miles of the GBB Employee's current worksite and such GBB Employee does not accept such transfer and his or her employment is terminated (whether by Purchaser or the GBB Employee), then Purchaser shall pay the affected GBB Employee severance in an amount at least equal to the severance set forth in Schedule 5.7. Without
                                                       ------------
limiting the employee benefits substantially equivalent in the aggregate to those offered to similarly situated employees, effective as of the Closing Date, the GBB Employee's rate of accrual of vacation time shall be substantially equivalent to Seller's policies currently applicable to such GBB Employee. Purchaser's obligation to offer employee benefits substantially equivalent in the aggregate to those offered to similarly situated employees of the Purchaser shall be limited, (i) with respect to any defined benefit pension plan, to extending coverage under Purchaser's salaried employee defined benefit pension plan to the GBB Employees effective January 1, 2000 and Purchaser shall determine in its sole discretion, the terms and conditions upon which such coverage may be extended and (ii) with respect to Purchaser's salaried investment and savings plan ("Purchaser's Savings Plan"), to extending such plan to the GBB Employees as soon as administratively practicable after the Closing Date.

          (b)  Accrued Vacation Time and Sick Leave. With respect to each GBB
               ------------------------------------
Employee who is offered employment with Purchaser in accordance with paragraph
(a) of this Section 5.7, Purchaser shall, effective as of the Closing Date, assume and give credit for the GBB Employee's accrued vacation time and sick leave without deducting same against the vacation time, sick leave or paid time off to which the GBB Employee may be entitled under Purchaser's policies applicable to its similarly situated employees, provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

          (c)  Amendment or Termination of Purchaser Plans. Nothing in this
               -------------------------------------------
Section 5.7 shall, for the period commencing on the Closing Date and ending on the first anniversary thereof, (i) prevent the amendment or termination of any specific plan, program or arrangement, so long as the amendment or termination does not disproportionately adversely affect persons who immediately prior to the Closing were GBB Employees (as compared to similarly situated employees of Purchaser), (ii) require that Purchaser provide or permit persons who immediately prior to the Closing were GBB Employees to invest in the securities of Purchaser, unless similarly situated employees of Purchaser are provided or permitted to make such investments, or (iii) interfere with Purchaser's right or obligation to make such changes in its plans, programs or policies as are necessary to comply with applicable laws, provided that Purchaser shall take such actions as are reasonably necessary to prevent persons who immediately prior to the Closing were GBB Employees from being disproportionately adversely affected (as compared to similarly situated employees of Purchaser). Nothing in this Section 5.7 shall prevent, after the first anniversary of the Closing Date, the amendment or termination of any specific plan, program or arrangement, require that Purchaser provide or permit investment in the securities of Purchaser or interfere with Purchaser's right or obligation to make such changes in its plans, programs or policies as are necessary to comply with applicable laws.

          (d)  Service Credit. Except as provided in the following sentence of
               --------------
this Section 5.7(d), GBB Employees shall be given credit solely for purposes of eligibility and vesting for all service with Seller, to the same extent as such service was credited for such purpose by Seller, under each employee benefit plan, program, or arrangement of Purchaser in which such employees are eligible to participate; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service. If GBB Employees become eligible to participate in the plans of the Purchaser providing post-retirement health and life insurance coverage for salaried employees, only service with Purchaser after the Closing Date shall be credited for purposes of satisfying the eligibility requirements under said plans.

          (e)  No Required Continued Employment. Nothing in this Section 5.7
               --------------------------------
shall require the continued employment of any person or prevent Purchaser from taking any action or refrain from taking any action which Seller, prior to the Closing Date, could have taken or refrained from taking.

          (f)  COBRA Benefits. With respect to any benefits to which any GBB
               --------------
Employees or any former employees of the Government Base Business or their spouses, former spouses, or other qualifying beneficiaries may be entitled under COBRA by reason of qualifying events occurring on or prior to the date immediately preceding the Closing Date, Seller shall provide such benefits to any such GBB Employees or former employees of the Government Base Business, and their spouses, former spouses and other qualifying beneficiaries from and after the Closing Date through the remaining period of required coverage. With respect to any benefits which any GBB Employees or their spouses, former spouses or other qualifying beneficiaries may become entitled under COBRA by reason of qualifying events occurring after the Closing Date, Purchaser shall provide such benefits to any such GBB Employees and their spouses, former spouses and other qualifying beneficiaries for the required period of coverage.

          (g)  Long- and Short-Term Disability. Seller shall be responsible for
               -------------------------------
all benefits, compensation and other amounts due to any person employed by Seller with respect to the Government Base Business immediately prior to the Closing Date who is absent from work due to long-term disability. Any GBB Employee who, as of the Closing Date, is absent from work due to short-term disability and who after the Closing Date continues disabled through the remainder of the qualifying period for Seller's employee benefit arrangements applicable to persons employed by Seller who are long-term disabled, shall, upon completion of such qualifying period, be treated and considered for all purposes of this Agreement as a person employed by Seller immediately prior to the Closing Date who is absent from work due to long-term disability, effective from and after the date of completion of such qualifying period.

          (h)  No Third Party Rights. No provision of this Section 5.7 shall
               ---------------------
create nor is intended to create nor shall be construed to confer:

               (i) any third party beneficiary rights in any employee or former employee, or any beneficiary or dependent thereof, of Seller or Purchaser in respect of continued employment or resumed employment or in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan, program, policy, practice or arrangement of Seller or Purchaser whether prior to, on, or after the Closing Date; or

               (ii) any rights, remedies, obligations or liabilities, legal or equitable, on any person, firm, corporation, organization or other entity other than Seller and Purchaser (or their respective successors and assigns).

          (i)  Savings Plan.
               ------------

               (i) With respect to each GBB Employee who, as of the date immediately preceding the Closing Date, participates in Seller's retirement program (respectively, "Retirement Program Participants" and "Seller's Retirement Program"), effective as of the Closing Date, Seller shall cause all Retirement Program Participants to become immediately and fully vested with respect to their Seller's Retirement Program accounts.

               (ii) In connection with the transactions contemplated by the Merger Agreement, Seller shall cause the termination of Seller's Retirement Program. In connection with such termination, following receipt by Seller of a favorable IRS determination letter regarding such termination, Seller shall cause the distribution, direct transfer or rollover of any then remaining account balances, including any participant loans, to the Retirement Program Participants. Prior to such required distribution, direct transfer or rollover, each Retirement Program Participant shall be permitted to cause the distribution, direct transfer or rollover of his or her account balances at any time following the Closing Date.

               (iii) Seller's Retirement Program provides, or Seller shall cause the Seller's Retirement Program to be amended to provide, that a participant note representing an outstanding loan to a Retirement Program Participant may be directly transferred to Purchaser's Savings Plan, provided that it is a qualified trust described under Section 401(a) of the Code. Purchaser's Savings Plan shall accept individual rollovers of account balances from Seller's Retirement Program, including any participant loans outstanding as of the date of the rollover or distribution of account balances and shall provide for the continued administration of such transferred loans for the remainder of their terms in accordance with the provisions thereof, subject to any necessary administrative changes, provided such changes are in compliance with applicable legal requirements.

     (j)  Records; Cooperation. Purchaser and Seller shall provide each other
          --------------------
with such records and information as may be necessary or appropriate to carry out their respective obligations under this Section or for the purposes of administration of Seller's Retirement Program or Purchaser's Savings Plan, and each shall cooperate in the filing after the Closing Date of any documents required in connection with the distribution and rollover or the transfer of account balances described herein. Seller shall provide to Purchaser such historical personnel and compensation records for each GBB Employee that may be reasonably required to effect the administration of Purchaser's defined benefit pension plan and all other benefit plans of the Purchaser.

          (k)  Continuing Participation. If Purchaser so requests within 30 days
               ------------------------
prior to the Closing, Seller shall permit GBB Employees to continue to participate for the remainder of calendar year 1999 in Seller's welfare benefit plans providing medical, dental, vision care and flexible spending account benefits with respect to the Government Base Business. Purchaser shall reimburse Seller for Seller's cost of premiums for such coverage and a reasonable administrative fee to cover the cost of Seller's administration of such coverage.

          (l)  Transfers of Immigration Visas. Commencing as soon as practicable
               ------------------------------
following the execution and delivery of this Agreement, Purchaser will use commercially reasonable efforts to cause all immigration visas that are (i) held by persons expected to be GBB Employees as of the date immediately prior to the Closing Date and (ii) required for such persons to be employed by Purchaser, to be transferred or otherwise to continue in effect following the Closing so that such GBB Employees may commence employment with Purchaser effective as of the Closing Date or as soon thereafter as practicable.

     5.8  Deferred Transfers. If, on the Closing Date, Seller or Purchaser has
          ------------------
not obtained any authorization, approval, order, license, permit, franchise or consent from any Person (an "Approval") with respect to a transfer of an Acquired Asset in the absence of which Approval the conditions precedent to the Closing set forth in Article VII would nevertheless be satisfied and which Approval is either necessary in order to transfer the relevant Acquired Asset or the failure to obtain which would subject Purchaser, Seller or any subsidiary, or any officer, director or agent of any such person to civil or criminal liability or could render such transfer void or voidable, such Acquired Assets (the "Deferred Assets") shall be withheld from sale without any reduction in the Purchase Price. From and after the Closing, Seller and/or Purchaser shall continue to use reasonable efforts to obtain all Approvals, relating to the Deferred Assets or the transfer thereof. To the extent consistent with applicable law and this Agreement, Purchaser and Seller will enter into a mutually reasonably acceptable agreement or agreements governing the management by Purchaser of the Acquired Assets comprising the Deferred Assets. Until such time as any Deferred Assets have been transferred to Purchaser, the Deferred Assets shall be held for Purchaser's benefit and the Deferred Assets shall be managed and operated by Seller for Purchaser's benefit and account from the Closing to the time of the respective transfers, with all gains, income, losses, expenses, taxes or other items generated thereby to be for Purchaser's account.

     5.9  Transition Services Agreement. On or prior to the Closing, Purchaser
          -----------------------------
and Seller shall enter into a transition services agreement relating to the Shared Systems (the "Transition Services Agreement").

     5.10 Resolution of Accounting Practices. Seller shall prepare unaudited
          ----------------------------------
balance sheet data relating to the Government Base Business (which data includes the line items set forth in the March 1999 Balance Sheet Data) as of August 31, 1999 or such other date between the date of this Agreement and the Closing Date as Seller shall determine. Seller shall make such balance sheet data available to Purchaser and Purchaser's accountants for the purpose of reviewing with Purchaser the accounting practices to be applied in preparation of the Estimated Closing Balance Sheet and the Closing Balance Sheet. Purchaser and Seller shall cooperate with each other to resolve any disputes with respect to such practices as promptly as reasonably possible.

     5.11 Bulk Transfer Laws. At Purchaser's request, Seller shall comply with
          ------------------
all bulk transfer laws, including, if applicable, any notification of creditors of Seller.

                                 ARTICLE VI.

                                  CLOSING

     6.1  Time of Closing. The Asset Sale and the other transactions
          ---------------
contemplated hereby shall be completed (the "Closing") at 9:00 a.m., local time, on a date to be specified by Seller (the "Closing Date"), which shall not be later than five business days after satisfaction or waiver of the conditions set forth in Article VII (other than Sections 7.1(c) and 7.2(c)). The Closing shall take place at the corporate offices of Seller, 1221 Crossman Avenue, Sunnyvale, California, or at such other location as the parties hereto shall mutually agree.

     6.2  Deliveries by Seller. At the Closing, Seller shall deliver or cause to
          --------------------
be delivered to Purchaser the following instruments and documents:

          (a) A wire transfer payable to Purchaser in the amount of the Closing Cash;

          (b) a duly executed Bill of Sale relating to the Acquired Assets, substantially in the form of Exhibit 6.2(b), which shall become effective with
                             --------------
respect to certain of Seller's contracts with the Government, upon entry by the Government into the applicable Novation Agreement;

          (c) a duly executed counterpart of an Assignment and Assumption Agreement relating to the GBB Contracts and GBB Intangibles, substantially in the form of Exhibit 6.2(c) (the "Assignment Agreement"), and any required
            --------------
consents to such assignment which shall become effective with respect to certain of Seller's contracts with the Government, upon the Government's entry into the applicable Novation Agreement;

          (d) duly executed Assignments to Purchaser or its designee of all Registered Intellectual Property included in the Acquired Assets, in a form reasonably satisfactory to Purchaser;

          (e) the officer's certificate described in and required by Section 7.1(c);

          (f)  a secretary's certificate, substantially in the form of Exhibit
                                                                       -------
6.2(f), relating to the incumbency and authority of certain executive officers
------
of Seller and resolutions of the directors of Seller with respect to the Asset Sale and other transactions contemplated by this Agreement;

          (g)  a duly executed counterpart of the Transition Services Agreement;

          (h) any and all written consents required for the transfer of the Acquired Assets from Seller to Purchaser except for the Novation Agreements, which shall be delivered upon execution and delivery by the Government; and

          (i) such other instruments and documents as shall be reasonably requested by Purchaser in order to effect the transactions contemplated hereby.

     6.3  Deliveries by Purchaser. At the Closing, Purchaser shall deliver or
          -----------------------
cause to be delivered to Seller the following instruments and documents:

          (a) a wire transfer payable to Seller in the amount of the Closing Payment;

          (b) a duly executed counterpart of the Assignment Agreement, which shall become effective with respect to certain of Seller's contracts with the Government, upon the Government's entry into the applicable Novation Agreement;

          (c) the officer's certificate described in and required by Section 7.2(c);

          (d) a secretary's certificate, substantially in the form of Exhibit 6.3(d), relating to the incumbency and authority of certain officers of Purchaser and resolutions of the directors of Purchaser with respect to the Asset Sale and other transactions contemplated by this Agreement;

          (e)  a duly executed counterpart of the Transition Services Agreement;

          (f) such other instruments and documents as shall be reasonably requested by Seller in order to effect the transactions contemplated hereby; and

          (g) an indemnity agreement to protect Seller from any contingent obligations retained by Seller under the applicable Novation Agreement.

                                 ARTICLE VIII.

                      CONDITIONS PRECEDENT TO OBLIGATIONS

     7.1  Conditions to Obligations of Purchaser. The obligations of Purchaser
          --------------------------------------
to be performed at the Closing shall be subject to the satisfaction of the following conditions :

          (a)  Representations and Warranties. The representations and
               ------------------------------
warranties of Seller set forth in Section 4.1 shall have been true and correct, in all material respects, as of the date of this Agreement and shall be true and correct as of the Closing, except (i) that the accuracy of the representations and warranties which by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (ii) for such changes and inaccuracies resulting from events occurring after the date of this Agreement that are not reasonably likely to have a material adverse effect on a material asset of the Government Base Business or the operations, financial condition or results of operations of the Government Base Business.

          (b)  Performance of Agreement. All covenants, conditions, and other
               ------------------------
obligations under this Agreement which are to be performed or complied with by Seller as of the Closing shall have been fully performed and complied with at or prior to the Closing.

          (c)  Certificate of Officer. Seller shall have delivered to Purchaser
               ----------------------
a certificate executed by an officer of Seller, dated as of Closing Date certifying that the conditions set forth in subsections (a) and (b) of this
Section 7.1 have been satisfied.

          (d)  Consents. All consents or approvals listed on Schedule 7.1(d)
               --------                                      ---------------
shall have been obtained;

          (e)  HSR Act. The waiting period applicable to the Asset Sale under
               -------
the HSR Act shall have expired or been terminated.

          (f)  Stockholder Approval. The stockholders of Seller shall have
               --------------------
approved the Asset Sale at the Special Meeting.

          (g)  No Writ, Order, Etc. No writ, order, temporary restraining order,
               -------------------
preliminary injunction or injunction shall have been enacted, entered, promulgated or enforced by any Government Body, which remains in effect and prohibits the consummation of the Asset Sale or otherwise makes it illegal, nor shall any Government Body have instituted any Action which remains pending and which seeks and is reasonably likely to enjoin, restrain or prohibit the consummation of the Asset Sale in accordance with the terms of this Agreement.

     7.2  Conditions to Obligations of Seller. The obligations of Seller to be
          -----------------------------------
performed at the Closing shall be subject to the satisfaction of the following conditions:

          (a)  Representations and Warranties. The representations and
               ------------------------------
warranties of Purchaser set forth in Section 4.2 shall have been true and correct, in all material respects, as of the date of this Agreement and shall be true and correct, in all material respects, as of the Closing.

          (b)  Performance of Agreement. All covenants, conditions, and other
               ------------------------
obligations under this Agreement which are to be performed or complied with by Purchaser as of the Closing shall have been fully performed and complied with at or prior to the Closing.

          (c)  Certificate of Officer. Purchaser shall have delivered to Seller
               ----------------------
a certificate executed by an officer of Purchaser, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this
Section 7.2, have been satisfied.

          (d)  HSR Act. The waiting period applicable to the Asset Sale under
               -------
the HSR Act shall have expired or been terminated.

          (e)  Stockholder Approval. The stockholders of Seller shall have
               --------------------
approved the Asset Sale at the Special Meeting.

          (f)  Merger Agreement. The Merger Agreement shall either (i) have been
               ----------------
fully performed, including without limitation consummation of the Merger (as defined in the Merger Agreement), or (ii) be in full force and effect and Seller shall not have knowledge of any event or circumstance that will prevent or materially delay consummation of the Merger.

          (g)  No Writ, Order, Etc. No writ, order, temporary restraining order,
               -------------------
preliminary injunction or injunction shall have been enacted, entered, promulgated or enforced by any Government Body, which remains in effect and prohibits the consummation of the Asset Sale or otherwise makes it illegal, nor shall any Government Body have instituted any Action which remains pending and which seeks and is reasonably likely to enjoin, restrain or prohibit the consummation of the Asset Sale in accordance with the terms of this Agreement.

                                 ARTICLE VIII.

                                  TERMINATION

          8.1  Right to Terminate. This Agreement may be terminated at any time
               ------------------
prior to the Closing, whether before or after approval of the Asset Sale by the stockholders of Seller:

               (a) by mutual written consent duly authorized by the boards of directors of Purchaser and Seller;

               (b) by either Purchaser or Seller if the Asset Sale shall not have been consummated by March 31, 2000, which date may be extended by mutual consent of the parties; provided, however, that the right to terminate this Agreement under this paragraph (b) of Section 8.1 shall not be available to any party whose action or failure to act has proximately contributed to the failure of the Asset Sale to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

               (c) by either Purchaser or Seller if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Asset Sale substantially on the terms contemplated hereby, (ii) the Government advises that it will not enter into a Novation Agreement with respect to any of the Government Contracts identified on
Schedule 7.1(d); or (iii) a court of competent jurisdiction or other Government
---------------
Body shall have issued an order, decree, ruling or injunction, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Asset Sale substantially on the terms contemplated hereby, and such order, decree, ruling or injunction or other action shall have become final and non-appealable; provided that a party shall not be permitted to terminate this Agreement pursuant to this paragraph (c) of Section 8.1 unless such party shall have used its reasonable efforts to remove such order, decree, ruling or injunction;

               (d) by Purchaser, if there exists a breach or breaches of any, representation, warranty or covenant of Seller contained in this Agreement such that the conditions to

Purchaser's obligations set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Closing such that the conditions to Purchaser's obligations would be satisfied, then Purchaser shall not be permitted to terminate this Agreement pursuant to this paragraph (d) of Section 8.1 unless Purchaser shall have delivered to Seller written notice of such breach or breaches and such breach or breaches shall not have been cured within 30 days after delivery of such written notice; provided further, that Purchaser shall not be permitted to terminate this Agreement pursuant to this paragraph (d) of
Section 8.1 if Purchaser shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such breach or breaches of Seller;

               (e) by Seller, if there exists a breach or breaches of any representation, warranty or covenant of Purchaser contained in this Agreement such that the conditions to Seller's obligations set forth in Section 7.2(a) or
Section 7.2(b) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Closing such that the conditions to Seller's obligations would be satisfied, then Seller shall not be permitted to terminate this Agreement pursuant to this paragraph (e) of Section
8.1 unless Seller shall have delivered to Purchaser written notice of such breach or breaches and such breach or breaches shall not have been cured within 30 days after delivery of such written notice; provided further, that Seller shall not be permitted to terminate this Agreement pursuant to this paragraph
(e) of Section 8.1 if Seller shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such breach or breaches of Purchaser; or

               (f) by Purchaser or Seller, if after the date of this Agreement events occur or circumstances exist that will prevent satisfaction prior to March 31, 2000 of the conditions to such party's obligations set forth in Section 7.1 or 7.2, respectively.

     8.2  Notice of Termination; Effect of Termination. Any termination of this
          --------------------------------------------
Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice by the terminating party to the other party. In the event of the termination of this Agreement, this Agreement shall be of no further force and effect, except (a) as set forth in the first three sentences of
Section 5.1, this Section 8.2, Section 9.2, Section 9.4, Section 9.6, Section 9.7, Section 9.8, Section 9.11 and Section 9.12, and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of Purchaser under the letter agreement dated May 21, 1999 (the "Confidentiality Agreement"), between Purchaser and Seller, entered into in connection with Purchaser's evaluation of the Government Base Business.

                                  ARTICLE X.

                     POST-TERMINATION OPTIONS TO PURCHASE

     9.1  Option to Purchase Government Base Business.
          -------------------------------------------

          (a)  If the Closing does not occur because the condition set forth in
Section 7.2(f) is not satisfied prior to termination of this Agreement, and if prior to June 30, 2000 Seller (or its successor) determines to sell the Government Base Business then (i) Seller shall give Purchaser prompt notice of such determination ("GBB Sale Notice"), and (ii) Purchaser shall have the option to purchase the Government Base Business on the terms and subject to the conditions set forth in this Agreement, except as set forth in paragraph (c) of this Section 9.1 (the "GBB Option").

          (b) Purchaser shall exercise the GBB Option, if it elects to do so, by delivering to Seller an irrevocable written notice of such exercise ("GBB Exercise Notice") within 30 days following receipt of the GBB Sale Notice. If Purchaser has not delivered a GBB Exercise Notice to Seller within such 30 days, then the GBB Option shall terminate and Seller shall be permitted to sell and/or offer to sell the Government Base Business to any other person or persons at its discretion.

          (c) The GBB Option shall be an option to purchase the Government Base Business on the terms and subject to the conditions of this Agreement, except:

               (i) Seller shall be permitted to exclude the Closing Cash from the Acquired Assets;

               (ii) the terms and conditions of the Transition Services Agreement may be renegotiated at either party's option;

               (iii) Paragraph (f) of Section 7.1 shall refer to a special meeting of stockholders of Seller to be held for the purpose of approving the Asset Sale and not the Merger Agreement;

               (iv)    Paragraph (f) of Section 7.2 shall be deleted;

               (v)     the date set forth in paragraphs (b) and (f) of Section
8.1 shall be changed to the date that is four months following the date Purchaser delivers the GBB Exercise Notice to Seller;

               (vi)    this Article IX shall be deleted;

               (vii)   for amendments to this Agreement in accordance with
Section 9.3; and

               (viii) for such other amendments to this Agreement as are necessary or appropriate in light of the lapse of time between the termination of the Agreement and the date Purchaser delivers the GBB Exercise Notice to Seller.

     9.2  Option to Purchase Divisions of the Government Base Business.
          ------------------------------------------------------------

          (a)  If the Closing does not occur because the condition set forth in
Section 7.2(f) is not satisfied prior to termination of this Agreement, and if prior to June 30, 2000 Seller (or its successor) determines to sell one or more (but not all four) of the divisions of the Government Base Business (each, a "GBB Division"), then (i) Seller shall give Purchaser prompt notice of each such determination ("Division Sale Notice"), and (ii) Purchaser shall have the option to purchase the GBB Division or GBB Divisions identified in the Division Sale Notice on the terms and subject to the conditions set forth in paragraph (c) of this Section 9.2 (the "Division Option").

          (b) Purchaser shall exercise the Division Option, if it elects to do so, by delivering to Seller an irrevocable written notice of such exercise ("Division Exercise Notice") within 30 days following receipt of the Division Sale Notice. If Purchaser has not delivered a Division Exercise Notice to Seller within such 30 days, then the Division Option shall terminate and Seller shall be permitted to sell or offer to sell the GBB Division or GBB Divisions identified in the Division Sale Notice to any other person or persons at its discretion. Purchaser's election not to deliver a Division Exercise Notice with respect to one Division Sale Notice shall not be construed as an election not to deliver a Division Exercise Notice with respect to any other Division Sale Notice or as a waiver of Purchaser's right to receive any other Division Sale Notice.

          (c) The Division Option shall be an option to purchase the applicable GBB Division or GBB Divisions on the terms and subject to the conditions of this Agreement, except:

               (i) The purchase price for the applicable GBB Division or GBB Divisions shall be negotiated between Seller and Purchaser;

               (ii) Seller shall be permitted to exclude the Closing Cash from the Acquired Assets;

               (iii) the terms and conditions of the Transition Services Agreement may be renegotiated or Section 5.9 may be deleted, in either case at either party's option;

               (iv) Paragraph (f) of Section 7.1 shall refer to a special meeting of stockholders of Seller to be held for the purpose of approving the Asset Sale and not the Merger Agreement, unless Purchaser and Seller determine that approval of Seller's stockholders is not required for the sale of the subject GBB Division or GBB Divisions, in which case paragraph (f) of Section
7.1 shall not apply;

               (v)     Paragraph (f) of Section 7.2 shall not apply;

               (vi)    the date set forth in paragraphs (b) and (f) of Section
8.1 shall be changed to the date that is four months following the date Purchaser delivers the Division Exercise Notice to Seller;

               (vii)   this Article IX shall not apply;

               (viii)  for amendments to this Agreement in accordance with
Section 9.3; and

               (ix) for such other amendments to this Agreement as are necessary or appropriate in light of (A) the lapse of time between the termination of the Agreement and the date Purchaser delivers the applicable Division Exercise Notice to Seller, or (B) the fact that fewer than all four of the GBB Divisions are being purchased.

     9.3  Superior Offer.
          --------------

          (a) For purposes of this Section 9.3, a "Superior Offer" shall mean a bona fide offer or proposal by a third party to acquire the Government Base Business or one or more GBB Divisions, which offer or proposal is in writing and on terms that the board of directors of Seller determines in good faith to be more favorable to Seller and/or its stockholders than the terms of the GBB Option or Division Option, as the case may be.

          (b)  If the Closing does not occur because the condition set forth in
Section 7.2(f) is not satisfied prior to termination of this Agreement, and if a third party makes an unsolicited offer to purchase the Government Base Business or one or more GBB Divisions, which offer is a Superior Offer, then the GBB Option or Division Option, as the case may be, shall be an option to purchase the Government Base Business or the applicable GBB Division or GBB Divisions, as the case may be, on the terms and subject to the conditions of the Superior Offer.

          (c)  If the Closing does not occur because the condition set forth in
Section 7.2(f) is not satisfied prior to termination of this Agreement, then from such termination date until June 30, 2000, Seller shall not, nor will it authorize or permit any of its subsidiaries, officers, directors, affiliates, agents or employees, or any investment banker, attorney or other advisor or representative retained by Seller to (i) solicit, initiate, encourage or induce the making, submission or announcement of an offer by a third party to acquire the Government Base Business or one or more GBB Divisions, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, an offer by a third party to acquire the Government Base Business or one or more GBB Divisions, or (iii) enter into a letter of intent or any agreement or commitment contemplating or otherwise relating to an offer by a third party to acquire the Government Base Business or one or more GBB Divisions, unless in each case such action is taken in response to an unsolicited proposal by a third party to acquire the Government Base Business or one or more GBB Divisions and the board of directors of Seller determines in good faith, following consultation with its legal counsel, that the failure to take such action would violate the board of director's fiduciary duties under applicable law. In such event, Seller shall promptly advise Purchaser of such determination by the board of directors. Seller shall not furnish any non-public information to any person unless such information is provided pursuant to a confidentiality agreement between Seller and such person.

                                  ARTICLE X.

                           MISCELLANEOUS PROVISIONS

     10.1 Amendment. Seller and Purchaser may amend this Agreement at any time
          ---------
or from time to time, but only by written instrument duly authorized and executed by each of them.

     10.2 Waiver. No waiver of any term, provision, or condition of this
          ------
Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, or condition or of any other term, provision, or condition of this Agreement.

     10.3 Survival of Representations and Warranties. The respective
          ------------------------------------------
representations and warranties of Seller and Purchaser contained herein or in any certificates or other documents delivered at or prior to the Closing shall not survive the Closing.

     10.4 Assignment; Successors. Neither this Agreement nor any right, interest
          ----------------------
or obligation hereunder shall be assigned by either of the parties hereto without the prior written consent of the non-assigning party; provided, however, that Purchaser may assign this Agreement or its rights, interests or obligations hereunder to an affiliate of Purchaser designated by Purchaser on or prior to the date hereof, which assignment shall not release Purchaser from any obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     10.5 Severability. If any one or more of the provisions contained in this
          ------------
Agreement is held for any reason to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

     10.6 Entire Agreement. This Agreement, together with the Schedules attached
          ----------------
hereto, and the Confidentiality Agreement represent the entire agreement between Seller and Purchaser with respect to the subject matter hereof and supersede any and all prior agreements, understandings and discussions with respect thereto. Nothing in this Agreement is intended or shall be construed to decrease, limit or abate Purchaser's obligations under the Confidentiality Agreement.

     10.7 Notices. All notices or other communications to Seller or Purchaser
          -------
shall be delivered in person or by overnight courier or facsimile to Seller or Purchaser at the address or facsimile number set forth below or to such other place as may be designated by written notice to the other party. Notice shall be deemed received (a) immediately upon being delivered, when delivered in person;
(b) upon receipt of confirmation, when sent by facsimile with the original thereof sent by first-class mail, postage prepaid; or (c) upon receipt of proof of delivery, when delivered by overnight courier. For purposes hereof, the addresses of Seller and Purchaser shall be as follows:


              If to Seller, to:         Stanford Telecommunications, Inc.
                                        1221 Crossman Avenue
                                        Sunnyvale, California 94089
                                        Telephone:  (408) 745-0818
                                        Facsimile:  (408) 745-2410
                                        Attention:  Gary S. Wolf

              with a copy to:           Thelen Reid & Priest LLP
                                        333 West San Carlos Street, 17th Floor
                                        San Jose, California, 95110-2701
                                        Telephone:  (408) 292-5800
                                        Facsimile:  (408) 287-8040
                                        Attention:  Jay L. Margulies, Esq.

              if to Purchaser, to:      ITT Industries, Inc.
                                        4 West Red Oak Lane
                                        White Plains, NY  10604
                                        Telephone:  (914) 641-2040
                                        Facsimile:  (914) 696-2963
                                        Attention:  Martin Kamber

              with a copy to:           Simpson Thacher & Bartlett
                                        425 Lexington Avenue
                                        New York, NY  10017
                                        Telephone: (212) 455-2000
                                        Facsimile: 9212) 455-2502
                                        Attention:  Gary Sellers, Esq.


     10.8  Governing Law; Jurisdiction. This Agreement shall in all respects be
           ---------------------------
construed, enforced, and given effect according to the laws of the State of California without reference to principles of conflicts of laws.

     10.9  Captions; Headings. The captions and headings in this Agreement are
           ------------------
for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

     10.10 Counterparts. This Agreement may be executed in any number of
           ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.11 Each Party to Bear Own Costs. Each of the parties shall pay all costs
           ----------------------------
and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereby, including without limitation any broker, finders or agents representing such party.

     10.12 Attorneys' Fees. In the event of any suit or other proceeding to
           ---------------
construe or enforce any provision of this Agreement or any other agreement to be entered into pursuant hereto, or otherwise in connection with this Agreement, the prevailing party's reasonable attorneys' fees and costs (in addition to all other amounts and relief to which such party or parties may be entitled) shall be paid by the other party or parties.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the Preamble hereto.


                             ITT Industries, Inc.,
                             an Indiana corporation


                             By:
                                -----------------------------------------
                             Name:
                                  ---------------------------------------
                             Title:
                                   --------------------------------------



                             Stanford Telecommunications, Inc.,
                             a Delaware corporation


                             By:
                                -----------------------------------------
                             Name:
                                  ---------------------------------------
                             Title:
                                   --------------------------------------